Exhibit 10.2

MASTER REPURCHASE AGREEMENT AND SECURITIES CONTRACT

Dated as of May 23, 2025

by and between

BLKM I, LLC, and each Additional Seller joined hereto from time to time,

as Seller,

and

NATIXIS, NEW YORK BRANCH,

as Buyer

i

30.	U.S. TAX TREATMENT	90

31.	ACKNOWLEDGEMENT AND CONSENT TO BAIL-IN OF AFFECTED FINANCIAL INSTITUTIONS	90

32.	RECOGNITION OF THE U.S. SPECIAL RESOLUTION REGIMES	91

33.	MISCELLANEOUS	91

ii

ANNEXES and EXHIBITS

ANNEX I	Names and Addresses for Communications between Parties

EXHIBIT A	Form of Transaction Request

EXHIBIT B	Form of Confirmation

EXHIBIT C	Authorized Representatives of Seller

EXHIBIT D	Underwriting/Due Diligence Checklist

EXHIBIT E	Form of Compliance Certificate

EXHIBIT F	Form of Power of Attorney

EXHIBIT G-1	Representations and Warranties Regarding Whole Loans and A-Notes

EXHIBIT G-2	[Reserved]

EXHIBIT H	Organizational Chart

EXHIBIT I	Form of Redirection Letter

EXHIBIT J	Form of Distribution Worksheet

EXHIBIT K	Form of Bailee Letter

EXHIBIT L	Form of Joinder Agreement

iii

MASTER REPURCHASE AGREEMENT AND SECURITIES CONTRACT, dated as of May 23, 2025 (including any applicable annexes, exhibits and schedules hereto, and as may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is made by and between BLKM I, LLC, a Delaware limited liability company, as Seller, and NATIXIS, NEW YORK BRANCH, as Buyer. Seller and Buyer (each a “Party”) hereby agree as follows.

1.	APPLICABILITY

Subject to the terms and conditions of the Program Documents, from time to time during the Funding Period and at the request of Seller, the Parties may enter into transactions (each a “Transaction”) in which Seller agrees to sell, transfer and assign to Buyer certain Eligible Assets and all related rights in and interests related to such Eligible Assets on a servicing released basis, against the transfer of funds by Buyer representing the Purchase Price for such Eligible Assets, with a simultaneous agreement by Buyer to transfer to Seller and Seller to repurchase such Eligible Assets in a repurchase transaction at a date not later than the Facility Termination Date, against the transfer of funds by Seller representing the Repurchase Price for such Eligible Assets.

2.	DEFINITIONS

“1934 Act” shall have the meaning specified in Section 23(a) of this Agreement.

“A-Note” shall mean any Mortgage Note secured by a Mortgage that also secures one or more other Mortgage Notes that are pari passu in right of payment to such A-Note pursuant to the related Co-Lender Agreement.

“Accelerated Repurchase Date” shall have the meaning specified in Section 14(b)(i) of this Agreement.

“Accepted Servicing Practices” shall have the meaning given to such term (or any similar or substitute term) in the related Servicing Agreement.

“Account Bank” shall mean The Huntington National Bank, or any successor account bank appointed by Buyer with the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed).

“Additional Seller” means each Person that may be subsequently added as a party to this Agreement as a Seller pursuant to a Joinder Agreement.

“Affected Financial Institution” shall mean (i) any EEA Financial Institution or (ii) any UK Financial Institution.

“Affiliate” shall mean, when used with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such Person.

“Affiliated Originator” shall mean BLKM Funding (TRS), LLC and such other originators that are Affiliates of Seller or Guarantor, as may be approved by Buyer, in its sole and absolute discretion, from time to time.

“Agreement” shall have the meaning specified in the introductory paragraph hereto.

“Anti-Corruption Rules” shall mean any law or regulation aiming at preventing and/or sanctioning corruption, influence peddling or bribery including the Sapin II Law of France 2016, as well as the United Kingdom Bribery Act 2010 and the United States Foreign Corrupt Practices Act of 1977.

“Applicable Spread” shall have the meaning assigned to such term in the Fee Letter.

“Appraisal” shall mean a FIRREA-compliant appraisal of the related Mortgaged Property from an Independent Appraiser addressed to and reasonably satisfactory to Buyer.

“Appraised Value” shall mean the as-is value of the underlying Mortgaged Property relating to a Purchased Asset, based on (i) as of the related Purchase Date, an Appraisal obtained as part of the origination of the Purchased Asset or (ii) at any time thereafter, either (a) an updated Appraisal or (b) the average of at least two BPOs, as determined in Buyer’s sole discretion, and in each case, ordered by Seller, Buyer or at Buyer’s direction in accordance with the terms of this Agreement.

“Approved Exception Report” shall mean, with respect to any Purchased Asset, any Exception Report furnished by Seller to Buyer and approved by Buyer in writing (which may be by electronic mail) prior to the Purchase Date of the related Transaction.

“Assignee” shall have the meaning specified in Section 19(c) of this Agreement.

“Assignment of Leases” shall mean, with respect to any Mortgaged Property, an assignment of leases and rents under the related Mortgage, or a separate assignment of leases and rents, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein such Mortgaged Property is located to reflect the assignment of leases and rents.

“Assignment of Mortgage” shall mean, with respect to any Mortgage, an assignment of the mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the assignment and pledge of the Mortgage, subject to the terms, covenants and provisions of this Agreement.

“Authorized Representative of Seller” shall mean each of the natural persons listed on Exhibit C, as such Exhibit C may be updated from time to time by Seller by written notice to Buyer.

“Bailee” shall mean (i) Polsinelli PC, (ii) Akerman LLP, (iii) Cozen O’Connor, (iv) Katten Muchin Rosenman, (v) Troutman Pepper Locke, (vi) Windels Marx, or (vii) any other law firm reasonably acceptable to Buyer that has delivered at Seller’s request a Bailee Letter with respect to any Purchased Asset.

“Bailee Letter” shall mean a letter from a Seller and acknowledged by Bailee and Buyer substantially in the form attached hereto as Exhibit K, as amended, restated, supplemented or otherwise modified from time to time.

“Bailee Trust Receipt” shall mean a trust receipt issued by Bailee to Buyer in accordance with and substantially in the form of Attachment 2 to the form of Bailee Letter attached as Exhibit K hereto, confirming the Bailee’s possession of the Purchased Asset Documents listed therein.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by (i) the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution or (ii) the applicable UK Resolution Authority in respect of any liability of a UK Financial Institution.

“Bail-In Legislation” shall mean, (i) with respect to any EEA Member Country implementing Article 55 of the Bank Recovery and Resolution Directive, the implementing law for such EEA Member Country from time to time, which is described in the EU Bail-In Legislation Schedule and (ii) the then applicable Commission Delegated Regulation (if any) supplementing the Bank Recovery and Resolution Directive in relation to Article 55 thereof and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Recovery and Resolution Directive” shall mean Directive 2014/59/EU of the European Parliament and of the Council of the European Union.

“Bankruptcy Code” shall mean Title 11 of the United States Code, entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes.

“Base Rate” shall mean, with respect to each Pricing Rate Period, the Prime Rate, determined as of the Pricing Rate Determination Date related to such Pricing Rate Period.

“Base Rate Spread” shall mean, in connection with any conversion of a Transaction from (i) a SOFR Transaction to a Base Rate Transaction, the difference (expressed as the number of basis points) between (a) the applicable SOFR Index plus the Applicable Spread on the date the applicable SOFR Index was last applicable to such Transaction minus (b) the Base Rate on the date that the applicable SOFR Index was last applicable to such Transaction; or (ii) a Benchmark Replacement Transaction to a Base Rate Transaction, the difference (expressed as the number of basis points) between (1) the Benchmark Replacement plus the Applicable Spread on the date that the Benchmark Replacement was last applicable to such Transaction minus (2) the Base Rate on the date that the Unadjusted Benchmark Replacement was last applicable to such Transaction; provided that, in either (i) or (ii), if such difference is a negative number, then the Base Rate Spread shall be zero.

“Base Rate Transaction” shall mean, with respect to any Pricing Rate Period, any Transaction with respect to which the Pricing Rate for such Pricing Rate Period is determined with reference to the Base Rate.

“Benchmark” shall mean, initially, the SOFR Index; provided that, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the SOFR Index or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has become effective pursuant to clause (i) of Section 3(f) hereof.

“Benchmark Replacement” shall mean, for any Pricing Rate Period, the first alternative set forth in the order below that can be determined by Buyer as of the Benchmark Replacement Date:

(i) SOFR Average; or

(ii) the sum of: (a) the alternate rate of interest that has been selected by Buyer and Seller as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (x) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body at such time or (y) any evolving or then-prevailing market convention for determining a rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate credit facilities at such time and (b) the Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to this definition would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” shall mean, for any Pricing Rate Period, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by Buyer and Seller for the applicable Corresponding Tenor giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body at such time or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate credit facilities at such time.

“Benchmark Replacement Conforming Changes” shall mean, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Pricing Rate Period,” “Business Day”, “Pricing Rate Determination Date”, “Remittance Date” timing and frequency of determining rates and making payments of interest and other administrative matters) that Buyer decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Buyer in a manner substantially consistent with market practice and consistent with the changes then being used by Buyer for substantially all of its customers on repurchase facilities and/or credit facilities similar to this Agreement (or, if Buyer decides that adoption of any portion of such market practice is not administratively feasible or if Buyer determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as Buyer decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark:

(i) in the case of clause (i) or (ii) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(ii) in the case of clause (iii) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Replacement Transaction” shall mean, with respect to any Pricing Rate Period, any Transaction with respect to which the Pricing Rate for such Pricing Rate Period is determined by reference to the Benchmark Replacement.

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:

(i) a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(ii) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(iii) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative; or

(iv) adequate and reasonable means do not exist for ascertaining Term SOFR (which reasonable determination by Buyer shall be conclusive and binding in the absence of manifest error).

For the avoidance of doubt, a Term SOFR Transition Event shall not be deemed a Benchmark Transition Event.

“Benchmark Unavailability Period” has the meaning assigned to such term in Section 3(f)(ii) of this Agreement.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership required by 31 C.F.R. § 1010.230 in a form satisfactory to Buyer.

“Beneficial Ownership Regulation” shall mean 31 C.F.R § 1010.230.

“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“BPO” shall mean, with respect to any Purchased Asset, a broker’s price opinion prepared by a Real Estate Broker and which valuation indicates the expected proceeds for a sale of the related Mortgaged Property.

“Business Day” shall mean any day (i) on which Account Bank is open to conduct its regular banking business and (ii) other than (a) a Saturday, Sunday or a public holiday or (b) a day in which the New York Stock Exchange, the Federal Reserve Bank of New York, banking and savings and loan institutions in the state of Buyer’s, Seller’s, Custodian’s or Servicer’s principal place of business, the State of North Carolina or the State of New York are authorized or obligated by law, regulation or executive order to be closed. When used with respect to a Pricing Rate Determination Date, “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in London are authorized or required to be closed.

“Buyer” shall mean Natixis, New York Branch, or any successor or permitted assign.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person that is not a corporation, including, without limitation, any and all member or other equivalent interests in any limited liability company, any and all partnership or other equivalent interests in any partnership or limited partnership, and any and all warrants or options to purchase any of the foregoing, whether voting or nonvoting.

“Change of Control” shall mean, without the prior written approval of Buyer, the occurrence of any of the following events: (a) the consummation of a merger or consolidation of Guarantor with or into another entity or any other reorganization of Guarantor if Guarantor is not the surviving entity following such merger, consolidation or reorganization, (b) Guarantor ceases to own and Control, of record and beneficially, directly or indirectly, 100% of the outstanding Capital Stock of Seller or Pledgor, (c) either of BlackRock Financial Management, Inc., or MonticelloAM, LLC, is no longer a party to an advisory agreement with Guarantor relating to management of the repurchase facility contemplated hereunder and the Collateral subject thereto, (d) Guarantor and Seller are no longer under common Control, (e) Pledgor ceases to directly own and Control, of record and beneficially, 100% of the outstanding Capital Stock of Seller, or (f) any Person, resulting from a transfer, becomes an owner, of record and beneficially, directly or indirectly, of twenty-five percent (25%) or more of the outstanding Capital Stock of Seller or Guarantor and has not completed Buyer’s “Know Your Customer” process; provided that, with respect to this clause (g), Buyer’s “Know Your Customer” process shall mean that Buyer shall have notified Seller in writing that such process is completed and the results of such process are satisfactory to Buyer, which Buyer shall confirm or deny within three (3) Business Days of Buyer’s receipt from Seller of the legal name, business address and such other information as may be reasonably necessary to identify such Person.

“Closing Date” shall mean May 23, 2025.

“Co-Lender Agreement” shall mean, with respect to any Whole Loan consisting of one or more A-Notes, the related co-lender agreement or similar agreement governing the rights and obligations of the holders of such A-Notes.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” shall mean all of the property pledged pursuant to Sections 6(a) and 6(d) of this Agreement.

“Collection Account” shall mean, with respect to each Purchased Asset, any deposit account, cash management account, blocked account, clearing account or other account established pursuant to the applicable Collection Account Control Agreements and other Purchased Asset Documents for the receipt, holding or administration of Income on such Purchased Asset.

“Collection Account Control Agreement” shall mean, with respect to each Collection Account, any control agreement, cash management agreement, account agreement or other Purchased Asset Document that governs the administration and/or control of such Collection Account or the Mortgagor’s or a Servicer’s obligation to deposit sums in such Collection Account.

“Confirmation” shall have the meaning specified in Section 3(b) of this Agreement.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” shall mean, with respect to any Person, the direct or indirect power to direct or cause the direction of the management or policies of such Person, including investment decisions, whether through the ability to exercise voting power, by contract or otherwise. “Controlling,” “Controlled” and “under common Control” have correlative meanings.

“Controlling A-Note” shall mean, with respect to any Whole Loan consisting of one or more A-Notes, the controlling A-Note under and as described in the related Co-Lender Agreement.

“Corresponding Tenor” shall mean, with respect to a Benchmark Replacement, a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the applicable Pricing Rate Period with respect to the then-current Benchmark.

“Credit Rebalancing Trigger” shall have the meaning given to such term in the Fee Letter.

“Custodial Agreement” shall mean the Custodial Agreement, by and among Custodian, Seller and Buyer, as the same may be amended, restated, supplemented or otherwise modified and in effect from time to time.

“Custodial Failure Repurchase Date” shall mean, with respect to any Purchased Asset, the date that is five (5) Business Days following any date that any Purchased Asset Document for such Purchased Asset ceases to be in possession of the Custodian beyond the expiration of any applicable period identified in the Custodial Agreement (subject to the terms of any applicable Bailee Letter).

“Custodian” shall mean Computershare Trust Company, N.A., or any successor Custodian appointed by Buyer with the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed).

“Debt Yield” shall mean, with respect to any Purchased Asset as of each date of determination, an amount equal to a fraction, the numerator of which is the annualized net operating income or net cash flow (with such underwriting adjustments as determined by Buyer in its commercially reasonable discretion), as determined by Buyer, produced by the related Mortgaged Property (or in the case of an A-Note, an allocated portion of such net operating income or net cash flow, as applicable, with respect to such A-Note based on such A-Note’s proportionate share of the outstanding principal balance of the related Whole Loan), and the denominator of which is the outstanding principal balance of such Purchased Asset, as calculated by Buyer, which calculation may include, at Buyer’s option, either (1) as-is net operating income or net cash flow (with such underwriting adjustments as determined by Buyer in its commercially reasonable discretion), as determined by Buyer in its sole but good faith discretion, or (2) the underwriting of future stabilized operations and reserves, if any, maintained in connection with such Purchased Asset; provided, however, that if Buyer included such future stabilized underwriting and/or reserves in its calculation of Debt Yield in connection with the purchase of such Purchased Asset, any subsequent calculation of Debt Yield with regard to such Purchased Asset shall include such future stabilized underwriting and/or reserves, only to the extent that such assumptions regarding stabilization continue to be appropriate and true as determined by Buyer in good faith.

“Debt Yield Test” shall mean, (i) with respect to any Purchased Asset with the related Mortgaged Property (or Mortgaged Properties) secured by multifamily property, a test that will be satisfied on the related Purchase Date if the Debt Yield of such Purchased Asset equals or exceeds 7.5% as of such date, (ii) with respect to any Hotel Purchased Asset, a test that will be satisfied on the related Purchase Date if the Debt Yield of such Hotel Purchased Asset equals or exceeds 11.0% as of such date, and (iii) with respect to any other Purchased Asset, a test that will be satisfied on the related Purchase Date if the Debt Yield of such Purchased Asset equals or exceeds 8.5%.

“Default” shall mean any event which, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Default Rate” shall have the meaning assigned to such term in the Fee Letter.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulted Asset” shall mean any Purchased Asset (i) that is thirty (30) or more days (or, in the case of payments due at maturity, the later of (x) five (5) days and (y) if Buyer has previously approved (and not yet rescinded) in writing an extension of such maturity in accordance with the terms hereof, fifteen (15) days) delinquent in the payment of principal, interest, fees, distributions or any other amounts payable under the related Purchased Asset Documents, (ii) for which there is any other default under the related Purchased Asset Documents beyond any applicable notice or cure period, (iii) as to whose Mortgagor, guarantor or Affiliated Originator an Insolvency Event has occurred, or (iv) for which Seller or the applicable Servicer has received notice of the foreclosure or proposed foreclosure of any Lien on the related Mortgaged Property.

“Defaulted Asset Repurchase Date” shall mean, with respect to any Purchased Asset, the date that is ten (10) Business Days following any date such Purchased Asset becomes a Defaulted Asset.

“Delaware LLC Act” shall mean Chapter 18 of the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq., as amended.

“Diligence Material” shall mean, collectively, (i) the Underwriting/Due Diligence Package furnished by Seller to Buyer and (ii) any other diligence materials delivered by Seller to Buyer in connection with Buyer’s review of any New Asset, whether pursuant to a Supplemental Due Diligence List or otherwise.

“Disposition Payment” shall mean, with respect to any Purchased Asset, any payment received by Seller representing all or any portion of a deposit or sales proceeds received by the related Mortgagor with respect to the related Mortgaged Property in connection with the sale or disposition thereof.

“Distribution Worksheet” shall mean a worksheet setting forth the amounts and recipients of remittances to be made on the next succeeding Remittance Date, substantially in the form of Exhibit J attached hereto.

“Division” shall mean, with respect to any limited liability company or limited partnership organized under the laws of the State of Delaware, any (a) division of such Person into two or more Persons (whether or not the original Person survives such division) or (b) creation, or reorganization into, one or more series, in each case, as contemplated under the laws of the State of Delaware, including, without limitation, Section 18-217 of the Delaware LLC Act.

“Dollars” and “$” shall mean lawful money of the United States of America.

“E-Sign” shall mean the Electronic Signatures in Global and National Commerce Act, 15 U.S.C. § 7001 et seq.

“Early Facility Termination Date” shall have the meaning specified in Section 3(e) of this Agreement.

“Early Repurchase Date” shall have the meaning specified in Section 3(c)(ii) of this Agreement.

“Early Repurchase Purchased Asset” shall have the meaning specified in Section 3(c)(ii) of this Agreement.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any Affected Financial Institution.

“Eligibility Repurchase Date” shall mean, with respect to any Purchased Asset, the date that is five (5) Business Days following any date such Purchased Asset first ceases to satisfy the definition of “Eligible Asset”.

“Eligibility Requirements” means, with respect to any Person, that such Person together with its Affiliates (i) has total assets (in name or under management or advisement) in excess of $1,000,000,000 and (except with respect to a pension advisory firm, asset manager or similar fiduciary) capital/statutory surplus or shareholder’s equity of $500,000,000, (ii) is regularly engaged in the business of making or owning (or, in the case of a pension advisory firm or similar fiduciary, regularly engaged in managing investments in) commercial real estate loans (including mezzanine loans), (iii) has not been and is not a Sanctioned Person and has never been convicted of, or pled guilty or no contest to, any unlawful activity, including money laundering, terrorism or terrorism activities and (iv) has not (a) been a debtor in any bankruptcy proceedings, voluntary or involuntary (to the extent same has not been discharged), (b) made an assignment for the benefit of creditors, (c) taken advantage of any insolvency act or any act for the benefit of debtors or (d) been the subject of any material governmental or regulatory investigation which resulted in a final, non-appealable conviction for criminal activity involving moral turpitude or a civil proceeding in which such person has been found liable in a final non-appealable judgment for attempting to hinder, delay or defraud creditors, in the case of each of clauses (iv)(a)-(d), within seven (7) years prior to the date of determination.

“Eligible Asset” shall mean any Whole Loan or one or more A-Notes that satisfies each of the following criteria:

(i) that, as of the Purchase Date, has been approved as a Purchased Asset by Buyer in its sole and absolute discretion;

(ii) that is secured by a first priority perfected security interest in a Mortgaged Property, which is of one of the following property types: multifamily, mixed-use, retail, office, hotel, manufactured housing, industrial, self-storage or senior housing;

(iii) with respect to which the representations and warranties on Exhibit G-1 are true and correct, subject to any Approved Exception Report;

(iv) that is not a Defaulted Asset;

(v) as of the Purchase Date, satisfies the Debt Yield Test;

(vi) as of the Purchase Date, the Mortgaged Property relating thereto is located in one of the top 50 “Metropolitan Statistical Areas” of the United States, whose Mortgagors are commercial entities domiciled in the United States, and which requires monthly payments based on one-month SOFR and all obligations thereunder and under the Purchased Asset Documents to be denominated and payable in Dollars;

(vii) whose Mortgagors are not Embargoed Persons or listed on any Government List;

(viii) has a final maturity date no later than sixty-one (61) months from the date that such Whole Loan or A-Note becomes a Purchased Asset;

(ix) as of the Purchase Date, satisfies the LTV Test;

(x) other than the Purchased Assets purchased on the Closing Date, that has been originated no more than six (6) months prior to the related Purchase Date;

(xi) has not been excluded from two consecutive securitizations executed by or on behalf of the Guarantor or an Affiliate thereof, where such asset was otherwise eligible for inclusion therein;

(xii) has a maximum principal balance of no less than $5,000,000 and no greater than $100,000,000;

(xiii) for which the related Mortgagor is required to and has entered into an interest rate protection agreement to provide protection against fluctuations in interest rates; and

(xiv) with respect to any A-Note, such A-Note is a Controlling A-Note and with respect to which the related Co-Lender Agreement is acceptable to Buyer in its sole and absolute discretion;

provided, that notwithstanding the failure of a Purchased Asset to conform to the requirements of this definition, Buyer may, subject to such terms, conditions and requirements and Purchase Price adjustments as Buyer may require, designate in writing any such non-conforming Purchased Asset as an Eligible Asset (each such non-conforming Purchased Asset, a “Waived Eligibility Criteria Asset”), which designation (1) may include a temporary or permanent waiver of one or more Eligible Asset requirements and (2) shall not be deemed a waiver of the requirement that all other Purchased Assets must be Eligible Assets (including any Purchased Assets that are similar or identical to the Purchased Asset subject to the waiver). Any criteria specified above that is waived in accordance with the foregoing proviso is referred to herein as a “Waived Eligibility Criteria”.

“Eligible Assignee” shall mean (i) prior to the occurrence and continuance of an Event of Default, any Person that is a Qualified Transferee or such other Person as may be approved in writing by Seller and (ii) after the occurrence and during the continuance of an Event of Default, any Person determined by Buyer in its sole and absolute discretion.

“Embargoed Person” shall have the meaning specified in Section 12(o)(ii) of this Agreement.

“Environmental Law” shall mean, any federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guideline, written policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety or Hazardous Materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“ERISA Affiliate” shall mean any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which Seller is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which Seller is, or at any relevant time was, a member.

“ESA” shall have the meaning specified in Exhibit G-1.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EU Risk Retention Letter” shall mean a risk retention letter dated on or about the date hereof, and entered into between, amongst others, Buyer and the Retention Holder in connection with certain provisions of the Securitisation Regulation.

“Event of Default” shall have the meaning specified in Section 14(a) of this Agreement.

“Exception Report” shall mean a written list prepared by Seller and delivered to Buyer prior to the Purchase Date or date of any Future Funding Advance with respect to any Purchased Asset, specifying in reasonable detail, all exceptions of which Seller has knowledge to the representations and warranties set forth in Exhibit G-1 relating to such Purchased Asset.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to Buyer or required to be withheld or deducted from a payment to Buyer: (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (A) imposed as a result of Buyer being organized under the laws of, or having its principal office or the office from which it books the Transactions located in, the jurisdiction imposing such Taxes (or any political subdivision thereof) or (B) that are Other Connection Taxes, (ii) U.S. federal withholding Taxes imposed on amounts payable to or for the account of Buyer with respect to an applicable interest in the Program Documents or Transactions pursuant to a law in effect on the date on which Buyer (A) acquires an interest in the Transactions or (B) changes the office from which it books the Transactions, except in each case to the extent that, pursuant to Section 29 of this Agreement, amounts with respect to such Taxes were payable either to Buyer’s assignor immediately before Buyer became a party hereto or to Buyer immediately before it changed its lending office, (iii) Taxes attributable to Buyer’s failure to comply with Section 29(e)(ii)(A) or 29(e)(ii)(B), as applicable, of this Agreement and (iv) any U.S. withholding Taxes imposed under FATCA.

“Exit Fee” shall have the meaning assigned to such term in the Fee Letter.

“Facility Amount” shall have the meaning assigned to such term in the Fee Letter.

“Facility Termination Date” shall mean the earliest of (i) the date that occurs on the two (2) year anniversary of the Funding Expiration Date (or if such day is not a Business Day, the next succeeding Business Day), as such date may be extended in accordance with Section 3(d), (ii) any Accelerated Repurchase Date and (iii) any date on which the Facility Termination Date shall otherwise occur in accordance with the Program Documents or Requirements of Law, including without limitation any Early Facility Termination Date.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FATF” shall have the meaning specified in Section 12(o)(iv) of this Agreement.

“FDIA” shall have the meaning specified in Section 22(b) of this Agreement.

“FDICIA” shall have the meaning specified in Section 22(c) of this Agreement.

“Fee Letter” shall mean the Fee Letter, dated as of the date hereof, between Buyer and Seller, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“FIRREA” shall mean the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“Fitch” shall mean Fitch Ratings, Inc. or its successor in interest.

“Foreign Buyer” shall mean any of Buyer or an Assignee that is, in each such case, not a U.S. Buyer.

“Funding Expiration Date” shall mean the earlier of (i) May 23, 2027 (or if such date is not a Business Day, the next succeeding Business Day), as such date may be extended in accordance with Section 3(d) and (ii) the occurrence of a Funding Termination Event.

“Funding Period” shall mean the period from the Closing Date to and including the earlier of (i) the Funding Expiration Date and (ii) the Facility Termination Date.

“Funding Period Extension Conditions” shall have the meaning specified in Section 3(d) of this Agreement.

“Funding Termination Event” shall mean the occurrence of one or more of the following events: (i) a Material Adverse Change, (ii) a Market Material Adverse Change or (iii) an Event of Default.

“Future Funding” shall mean any additional advance under a Future Funding Eligible Asset that is funded by Seller.

“Future Funding Advance” shall have the meaning specified in Section 3(b) of this Agreement.

“Future Funding Eligible Asset” shall mean, any Eligible Asset, with respect to which less than the full principal amount is funded at origination and Seller is obligated, subject to the satisfaction of certain conditions precedent under the related Purchased Asset Documents, to make additional advances to the Mortgagor. For the avoidance of doubt, Seller shall at all times remain solely liable for any additional advances required to be made in connection with any Future Funding Eligible Asset and Buyer shall be under no obligation to make any additional advances under a Future Funding Eligible Asset.

“Future Funding Financing Capacity” shall mean, for any Purchased Asset as of any date of determination, the excess of (i) the Hypothetical Purchase Price of such Purchased Asset (considering the amount of additional principal advanced or to be advanced) by Seller under such Purchased Asset, over (ii) the Purchase Price of such Purchased Asset as of such date of determination. Future Funding Financing Capacity may exist for a Purchased Asset that is a Future Funding Eligible Asset as a result of an additional advance made by Seller (or to be made with additional Purchase Price as contemplated by the last paragraph of Section 3(b)) to the Mortgagor thereunder in accordance with the terms of such Future Funding Eligible Asset.

“GAAP” shall mean United States generally accepted accounting principles consistently applied as in effect from time to time.

“Government List” shall have the meaning set forth in Section 12(o)(iii) of this Agreement.

“Governmental Authority” shall mean any national or federal government, any state, regional, local or other political subdivision thereof with jurisdiction and any agency, authority, instrumentality, regulatory body, court, central bank or other entity with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Ground Lease” shall mean a ground lease containing the following terms and conditions: (i) a remaining term (exclusive of any unexercised extension options) of thirty (30) years or more from the Purchase Date of the related Purchased Asset, (ii) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor or with such consent given, (iii) the obligation of the lessor to give the holder of any mortgage lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so, (iv) reasonable transferability of the lessee’s interest under such lease, including ability to sublease and (v) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease.

“Guarantor” shall mean BlackRock Monticello Debt Real Estate Investment Trust, a Maryland statutory trust.

“Guaranty” shall mean the Guaranty, dated as of the Closing Date, made by Guarantor in favor of Buyer, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Hazardous Material” shall mean any substance defined, listed, or regulated as a “hazardous substance,” “toxic substance,” “hazardous waste,” “dangerous preparation”, “dangerous substance” or any other term of similar import under any Environmental Law.

“Hotel Purchased Assets” shall mean any Purchased Assets secured by Mortgaged Properties that are hotel properties.

“Hypothetical Purchase Price” shall mean, with respect to any Purchased Asset on any date of determination, the Purchase Price that would be paid by Buyer to Seller with respect to such Purchased Asset if such Purchased Asset was transferred by Seller to Buyer on such date, which Purchase Price shall be determined by Buyer in its sole and absolute discretion.

“Income” shall mean with respect to any Purchased Asset, all of the following (in each case with respect to the entire par amount of the related Whole Loan (or in the case of an A-Note, the entire par amount of such A-Note) represented by such Purchased Asset and not just with respect to the portion of the par amount represented by the Purchase Price advanced against such Purchased Asset): all Principal Payments, Disposition Payments, interest payments and all other income, distributions, receipts, payments, collections, prepayments, recoveries, proceeds (including insurance and condemnation proceeds) and other payments or amounts of any kind paid, received, collected, recovered or distributed on, in connection with or in respect of such Purchased

Asset, including Principal Payments, interest payments, principal and interest payments, prepayment fees, extension fees, exit fees, defeasance fees, transfer fees, make whole fees, late charges, late fees and all other fees or charges of any kind or nature, premiums, yield maintenance charges, penalties, default interest, dividends, gains, receipts, allocations, rents, interests, profits, payments in kind, returns or repayment of contributions, net sale, foreclosure, liquidation, securitization or other disposition proceeds, insurance payments, settlements and proceeds; provided, that any amounts that under the applicable Purchased Asset Documents are required to be deposited into and held in escrow or reserve to be used for a specific purpose, such as taxes and insurance, shall not be included in the term “Income” unless and until (i) an event of default exists under such Purchased Asset Documents, (ii) the holder of the related Purchased Asset has exercised or is entitled to exercise rights and remedies with respect to such amounts, (iii) such amounts are no longer required to be held for such purpose under such Purchased Asset Documents, or (iv) such amounts may be applied to all or a portion of the outstanding indebtedness under such Purchased Asset Documents.

“Indemnified Amounts” shall have the meaning specified in Section 26 of this Agreement.

“Indemnified Parties” shall have the meaning specified in Section 26 of this Agreement.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Seller under any Program Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Independent Appraiser” shall mean an independent professional real estate appraiser who is a member in good standing of the American Appraisal Institute, and, if the state in which the related Mortgaged Property is located certifies or licenses appraisers, is certified or licensed in such state, and in each such case, who has a minimum of five years’ experience in the subject property type. “Independent Appraisers” approved by Buyer as of the Closing Date are Cushman & Wakefield, Colliers, Newmark, LWHA, CBRE, Miller Samuel, JLL, BBG and HVS Appraisal. From time to time, Buyer may approve additional “Independent Appraisers” in its sole and absolute discretion.

“Independent Manager” shall mean an individual who has prior experience as an independent director, independent manager or independent member with at least three (3) years of employment experience and who is provided by Cogency Global, Inc., Corporation Service Company, CT Corporation, Lord Securities Corporation, National Registered Agents, Inc., Global Securitization Services LLC, Stewart Management Company, Wilmington Trust Company, or, if none of those companies is then providing professional independent managers, another nationally-recognized company that provides professional independent managers and other corporate services in the ordinary course of its business and which is reasonably approved by Buyer, is not an Affiliate of Seller, and has never been, and will not while serving as Independent Manager be, any of the following:

(i) a member (other than an independent, non-economic “springing” member), partner, equityholder, manager, director, officer or employee of Seller or any of Seller’s equityholders or Affiliates (other than as an independent manager, director or non-economic “springing” member of an Affiliate of Seller that is not in the direct chain of ownership of Seller and that is required by a creditor to be a special purpose bankruptcy remote entity);

(ii) a creditor, supplier or service provider (including provider of professional services) to Seller or any of Seller’s equityholders or Affiliates (other than a nationally-recognized company that routinely provides professional independent managers or independent directors and other corporate services and that also provides lien search and other similar services to Seller or any of its equityholders or Affiliates in the ordinary course of business);

(iii) a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or

(iv) a Person that controls (whether directly, indirectly or otherwise) any of (i) or (ii) above.

A natural person who otherwise satisfies the foregoing definition and satisfies subparagraph (i) by reason of being the independent manager or independent director of a “special purpose entity” affiliated with Seller shall not be disqualified from serving as the Independent Manager of Seller; provided that the fees that such natural person earns from serving as an independent manager or independent director of such Affiliates of Seller in any given year constitute, in the aggregate, less than five percent (5%) of such individual’s annual income for that year. The same natural persons may not serve as the Independent Manager of Seller and, at the same time, serve as an independent director or independent manager of an equityholder or member of Seller.

“Insolvency Event” shall mean, with respect to any Person, (i) the filing of a decree or order for relief by a court having jurisdiction in the premises with respect to such Person or any substantial part of its assets or property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its assets or property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain undismissed, unstayed and in effect for a period of sixty (60) days, (ii) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, (iii) the consent by such Person to the entry of an order for relief in an involuntary case under any Insolvency Law, (iv) the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its assets or property, (v) the making by such Person of any general assignment for the benefit of creditors, (vi) the admission in a legal proceeding of the inability of such Person to pay its debts generally as they become due, (vii) the failure by such Person generally to pay its debts as they become due or (viii) the taking of action by such Person in furtherance of any of the foregoing.

“Insolvency Laws” shall mean, the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments and similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Insolvency Proceeding” shall mean any case, action or proceeding before any court or other Governmental Authority relating to any Insolvency Event.

“IRS” shall mean the U.S. Internal Revenue Service.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit L hereto, entered into by Buyer, Seller, and one or more Additional Sellers acceptable to Buyer in its sole discretion exercised in good faith, pursuant to which such Additional Sellers are joined as Sellers hereunder and under the other Program Documents.

“Lien” shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other easement, restriction, covenant, encumbrance, charge or transfer of, on or affecting Seller, any Purchased Asset or any Mortgaged Property or any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialman’s and other similar liens and encumbrances.

“LTV” shall mean, with respect to any Purchased Asset, the fraction, expressed as a percentage, the numerator of which is the sum of (i) the outstanding principal balance of the related Whole Loan or A-Note plus (ii) the total amount of any future funding obligations associated with such Whole Loan or A-Note and the denominator of which is the current Appraised Value of the related Mortgaged Property (or Mortgaged Properties) relating to such Purchased Asset.

“LTV Test” shall mean, with respect to any Purchased Asset, a test that will be satisfied on any date of determination if such Purchased Asset’s LTV is less than or equal to 85.0% or as otherwise specified in the related Confirmation for such Purchased Asset.

“Major Credit Event” shall have the meaning given to such term in the Fee Letter.

“Market Material Adverse Change” shall mean any of the following: (i) a general suspension of trading on major stock exchanges, (ii) as Buyer may determine in its sole and absolute discretion, the effective absence of a “repo market” or related “lending market” for purchasing (subject to repurchase) or financing debt obligations secured by commercial mortgage loans or securities, (iii) a repeal of §§ 362(b) or 555 of the Bankruptcy Code, or (iv) a material adverse modification of (a) the definition of “securities contract” as contemplated by § 741 of the Bankruptcy Code, (b) the “safe harbor” or other provisions of §§ 362(b), 546(e), 555 or 561 of the Bankruptcy Code or (c) any defined terms used in such sections of the Bankruptcy Code that would alter the scope or meaning of such sections.

“Material Adverse Change” shall mean a material adverse change in or to (i) the property, business, operations or financial condition of Seller, Guarantor, Pledgor and any Affiliated Originator, taken as a whole, (ii) the ability of Seller, Guarantor, Pledgor or any Affiliated Originator to perform its obligations under any of the Program Documents to which it is a party, (iii) the validity, legality or enforceability of any Program Document, Purchased Asset Document, Purchased Asset or security interest granted hereunder or thereunder, (iv) the rights and remedies of Buyer or any Indemnified Party under any Program Document, Purchased Asset Document or Purchased Asset or (v) the perfection or priority of any Lien granted under any Program Document or Purchased Asset Document.

“Material Modification” shall mean any extension, amendment, waiver, termination, rescission, cancellation, release or other modification to the terms of, or any collateral, guaranty or indemnity for, or the exercise of any right or remedy of a holder (including all lending, corporate rights, remedies, consents, approvals and waivers) of, any Purchased Asset or Purchased Asset Document, in each case excluding ministerial changes to correct scrivener’s errors or such other administrative and/or non-substantive changes (in each case the type of which is specifically approved in writing by Buyer in its reasonable discretion), unless otherwise mutually agreed to by Buyer and Seller.

“Minimum Diversity Requirement” shall mean a requirement that will be satisfied if, at all times during the period beginning on the date that is three (3) months following the initial Purchase Date hereunder and ending on the Funding Expiration Date, the total number of Purchased Assets subject to outstanding Transactions is three (3) or greater; provided further that (i) if all of the Purchased Assets then subject to outstanding Transactions are sold or placed into a commercial mortgage securitization then the requirement will be satisfied if, at all times beginning on the date that is three (3) months following the first Purchase Date following such sale or placement into a commercial mortgage securitization and ending on the Funding Expiration Date, the total number of Purchased Assets subject to outstanding Transactions is three (3) or greater, (ii) if fewer than all of the Purchased Assets then subject to outstanding Transactions are sold or placed into a commercial mortgage securitization then the requirement will be satisfied if, at all times beginning on the date that is three (3) months following such sale or placement into a commercial mortgage securitization and ending on the Funding Expiration Date, the total number of Purchased Assets subject to outstanding Transactions is three (3) or greater, and (iii) if a Mortgagor with respect to any such Purchased Asset repays the related Mortgage Note in full then the requirement will be satisfied if, at all times beginning on the date that is three (3) months following such repayment in full and ending on the Funding Expiration Date, the total number of Purchased Assets subject to outstanding Transactions is three (3) or greater.

“Moody’s” shall mean Moody’s Investors Service, Inc., or its successor in interest.

“Mortgage” shall mean the mortgage, deed of trust, deed to secure debt or other similar instrument, creating a valid and enforceable first lien on or a first priority ownership interest in the Mortgaged Property.

“Mortgage Asset Schedule” shall have the meaning assigned to such term (or any similar or substitute term) in the Custodial Agreement.

“Mortgage Note” shall mean a note or other evidence of indebtedness of a Mortgagor secured by a Mortgage.

“Mortgaged Property” shall mean the real property securing repayment of the debt evidenced by a Mortgage Note.

“Mortgagee” shall mean the record holder of a Mortgage Note secured by a Mortgage.

“Mortgagor” shall mean the obligor on a Mortgage Note and/or the grantor of the related Mortgage.

“Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA or Section 4001(a)(3) to which contributions have been, or were required to have been, made by Seller or any ERISA Affiliate.

“New Asset” shall mean an Eligible Asset that Seller proposes to sell to Buyer pursuant to a Transaction.

“OFAC” shall mean the Office of Foreign Assets Control of the United States Treasury Department.

“Originator” shall mean an Affiliated Originator or an Unaffiliated Originator, as the context may require.

“Originator Pledge Agreement” shall mean, with respect to each Purchased Asset originated by an Affiliated Originator, the Originator Pledge and Security Agreement by the related Affiliated Originator for the benefit of Buyer, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Other Connection Taxes” shall mean with respect to Buyer, Taxes imposed as a result of a present or former connection between Buyer and the jurisdiction imposing such Taxes (other than a connection arising from Buyer having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Program Document or sold or assigned an interest in any Transaction or Program Document).

“Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under any Program Document or Purchased Asset Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Program Document or Purchased Asset Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Participant” shall have the meaning specified in Section 19(b)(i) of this Agreement.

“Participant Register” shall have the meaning specified in Section 19(b)(ii) of this Agreement.

“Party” shall have the meaning assigned to it in the opening paragraph of this Agreement.

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT ACT) of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.

“Patriot Act Offense” shall have the meaning specified in Section 12(o)(iii) of this Agreement.

“Permitted Liens” shall mean any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding has been commenced: (i) Liens for state, municipal, local or other local taxes not yet due and payable, not overdue for more than thirty (30) days or being contested in good faith by appropriate proceedings, (ii) Liens imposed by Requirement of Law, such as materialman’s, mechanics’, carriers’, workman’s, repairman’s and similar Liens, arising in the ordinary course of business securing obligations that are not overdue for more than thirty (30) days, (iii) Liens granted pursuant to or by the Program Documents and (iv) Liens disclosed in any Approved Exception Report.

“Person” shall mean an individual, corporation, limited liability company, business trust, partnership, joint tenant or tenant-in-common, trust, unincorporated organization, or other entity, or a federal, state or local government or any agency or political subdivision thereof.

“Plan” shall mean an employee benefit or other plan established or maintained by Seller or any ERISA Affiliate or to which Seller or any ERISA Affiliate makes or is obligated to make contributions, or with respect to which Seller or any ERISA Affiliate has any liability, contingent or otherwise, and that is covered by Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, other than a Multiemployer Plan.

“Plan Assets” shall mean “plan assets” as defined in 29 C.F.R. §2510.3-101, as modified by Section 3(42) of ERISA.

“Pledge Agreement” shall mean, individually or collectively as the context may require, (i) the Pledge and Security Agreement by Pledgor for the benefit of Buyer, dated as of the Closing Date, as the same may be amended, restated, supplemented or otherwise modified and in effect from time to time, and (ii) each other Pledge and Security Agreement delivered by the sole member of an Additional Seller in connection with the joinder of such Additional Seller to this Agreement and the other Program Documents, as the same may be amended, restated, supplemented or otherwise modified and in effect from time to time.

“Pledgor” shall mean (i) BLKM MAM Holding, LLC, a Delaware limited liability company and (ii) each sole member of any Additional Seller in connection with the joinder of such Additional Seller to this Agreement on a several and not joint basis.

“PML” shall have the meaning specified in Exhibit G-1.

“Price Differential” shall mean, with respect to any Transaction as of any date of determination, the aggregate amount obtained by daily application of the Pricing Rate to the outstanding Purchase Price for such Transaction on a 360-day-per-year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) such date of determination (reduced by any amount of such Price Differential previously paid by Seller to Buyer with respect to such Transaction).

“Pricing Rate” shall mean for each Pricing Rate Period, an annual rate equal to (i) for a SOFR Transaction, the Applicable Spread plus the applicable SOFR Index for such Pricing Rate Period, (ii) for a Benchmark Replacement Transaction, the Applicable Spread plus the Benchmark Replacement for such Pricing Rate Period and (iii) for a Base Rate Transaction, the Base Rate plus the Base Rate Spread, in each case, for such Pricing Rate Period for such Transaction and shall be subject to adjustment and/or conversion as provided in Sections 3(f) and (g) of this Agreement; provided that, while an Event of Default is continuing, the Pricing Rate shall be the applicable Default Rate.

“Pricing Rate Determination Date” shall mean, with respect to any determination of the Benchmark rate applicable to a Pricing Rate Period:

(i) if the Benchmark is Term SOFR or SOFR Average, 3:00 p.m. (New York City time) on the day that is two (2) U.S. Government Securities Business Days prior to the first day of such Pricing Rate Period; and

(ii) if the Benchmark is not Term SOFR or SOFR Average, the date and time determined by Buyer in accordance with the Benchmark Replacement Conforming Change.

“Pricing Rate Period” shall mean, (a) in the case of the first Pricing Rate Period with respect to any Transaction, the period commencing on and including the Purchase Date for such Transaction and ending on and excluding the following Remittance Date and, (b) in the case of any subsequent Pricing Rate Period, the period commencing on and including the Remittance Date immediately following the prior Pricing Rate Period and ending on and excluding the following Remittance Date; provided, however, that in no event shall any Pricing Rate Period end subsequent to the Repurchase Date.

“Prime Rate” shall mean, as of any date of determination, a rate per annum equal to the rate of interest published in The Wall Street Journal as the “prime rate”, as in effect on such day, with any change in the prime rate resulting from a change in said prime rate to be effective as of the date of the relevant change in said prime rate; provided, however, that if more than one prime rate is published in The Wall Street Journal for a day, the average of the prime rates shall be used; provided, further, however, that the Prime Rate (or the average of the prime rates) will be rounded to the nearest 1/1000 of 1% or, if there is no nearest 1/1000 of 1%, to the next higher 1/1000 of 1%. In the event that The Wall Street Journal should cease or temporarily interrupt publication, then the Prime Rate shall mean the daily average prime rate published in another business newspaper, or business section of a newspaper, of national standing chosen by Buyer. If The Wall Street Journal resumes publication, the substitute index will immediately be replaced by the prime rate published in The Wall Street Journal. In the event that a prime rate is no longer generally published or is limited, regulated or administered by a governmental or quasi-governmental body, then Buyer shall select a comparable interest rate index which is readily available to Seller and verifiable by Seller but is beyond the control of Buyer. Buyer shall give Seller prompt written notice of its choice of a substitute index and when the change became effective. Such substitute index will also be rounded to the nearest 1/1000 of 1% or, if there is no nearest 1/1000 of 1%, to the next higher 1/1000 of 1%. The determination of the Prime Rate by Buyer shall be conclusive and binding absent manifest error.

“Principal Payment” shall mean, with respect to any Purchased Asset, any payment or prepayment of principal made by or on behalf of the related Mortgagor received by Account Bank or Buyer in respect thereof and applied as principal toward the Purchase Price of such Purchased Asset pursuant to Section 5.

“Program Documents” shall mean, collectively, this Agreement, the Guaranty, the Fee Letter, the Repo Collection Account Control Agreement, the Custodial Agreement, each Servicing Agreement, each Servicing Acknowledgement Agreement, the Pledge Agreement, each Purchase Agreement, the EU Risk Retention Letter, any Joinder Agreement, and all Confirmations executed pursuant to this Agreement in connection with specific Transactions.

“Property Value” shall mean, with respect to any Mortgaged Property, the least of (i) the purchase price for such Mortgaged Property (if the related Eligible Asset is a loan made in connection with the acquisition of such Mortgaged Property), (ii) the Appraised Value and (iii) following the occurrence of a Major Credit Event, an amount (which may be as low as zero (0)) determined by Buyer in its sole and absolute discretion.

“Property Value Applicable Pricing Percentage” shall have the meaning assigned to such term in the Fee Letter.

“Proposed Purchase Price” shall mean the Purchase Price proposed by Seller for a New Asset as set forth in the related Transaction Request.

“Purchase Agreement” shall mean each sale and/or contribution agreement or master bill of sale, as applicable, pursuant to which an Originator transfers Eligible Assets to Seller.

“Purchase Date” shall mean, with respect to any Purchased Asset, (a) the date on which such Purchased Asset is to be transferred by Seller to Buyer and (b) the date on which Buyer transfers additional Purchase Price to Seller with respect to any Future Funding.

“Purchase Price” shall mean, with respect to any Purchased Asset:

(a)

as of the Purchase Date for such Purchased Asset, an amount not to exceed the lesser of (i) the UPB Applicable Pricing Percentage of the outstanding principal balance of the related Whole Loan or A-Note, as applicable, and (ii) the Property Value Applicable Pricing Percentage of the Property Value of the Mortgaged Property securing such Purchased Asset (or in the case of an A-Note, an allocated portion of the Property Value with respect to such A-Note); provided that, for the avoidance of doubt, the Purchase Price for any Waived Eligibility Criteria Asset shall be any amount Buyer shall determine in its sole and absolute discretion as of the Purchase Date; and

(b)

as of any other date, the amount described in the preceding clause (a) (i) reduced by (A) any amount of Purchase Price Deficit transferred to Buyer pursuant to Section 4 with respect to such Purchased Asset, (B) other Principal Payments received by Buyer with respect to such Purchased Asset and (C) any other payments made by or on behalf of Seller or otherwise applied by Buyer in reduction of the outstanding Purchase Price (including with respect to any failure to satisfy the Minimum Diversity Requirement; provided that, for the avoidance of doubt, any such payment or application of Purchase Price shall be subject to payment of an Exit Fee pursuant to the terms of the Fee Letter except to the extent expressly set forth herein or in the Fee Letter, unless expressly waived by Buyer in writing), in each case before or as of such determination date with respect to such Purchased Asset and (ii) increased by the amount of (1) any Future Funding acquired by Buyer from Seller pursuant to the penultimate paragraph of Section 3(b) and (2) any additional advance made by Buyer pursuant to the ultimate paragraph of with Section 3(b).

“Purchase Price Deficit” shall have the meaning given to such term in the Fee Letter.

“Purchased Asset Documents” shall mean, with respect to a Purchased Asset, the documents comprising the Purchased Asset File for such Purchased Asset.

“Purchased Asset File” shall mean, with respect to any Purchased Asset, the documents specified as the “Purchased Asset File” in Section 7(b).

“Purchased Asset(s)” shall mean (i) with respect to any Transaction, the Eligible Asset or Eligible Assets sold by Seller to Buyer in such Transaction and not repurchased by Seller and (ii) with respect to the Transactions in general, all Eligible Assets sold by Seller to Buyer and not repurchased by Seller and any additional collateral delivered by Seller to Buyer pursuant to this Agreement, in each case together with all Purchased Asset Documents, Servicing Agreements, Servicing Records, Servicing Rights, insurance relating to any such Eligible Asset, and collection and escrow accounts relating to any such Eligible Asset.

“Qualified Servicing Expenses” shall mean, with respect to any Servicer that is not an Affiliate of Seller, (i) the Servicing Fee and (ii) any expenses payable to such Servicer that are expressly provided for in the related Servicing Agreement, including any such amounts constituting Servicer Income and that are netted by such Servicer out of collections pursuant to such Servicing Agreement.

“Qualified Transferee” shall mean any of the following: (i) (x) Buyer, (y) Natixis Real Estate Capital LLC (“NREC”), and/or (z) any Affiliate of NREC or Buyer, and (ii) any one or more of the following, provided that, solely with respect to this clause (ii) any such Person shall at the time it acquires its interest under the Program Documents satisfy the Eligibility Requirements:

(A) a real estate investment trust, bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan;

(B) an investment company, money management firm or “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an institutional “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended; or

(C) any entity which Controls, is Controlled by, or is under common Control with any of the entities described in clauses (i), (ii)(A) or (ii)(B) above.

“Real Estate Broker” shall mean a duly licensed real estate broker mutually acceptable to both Seller and Buyer who has no interest, direct or indirect, in the related Purchased Asset or in Seller or any Affiliate of Seller and whose compensation is not affected by the results of the related BPO. “Real Estate Brokers” approved by Buyer as of the Closing Date are Cushman & Wakefield, Colliers, Newmark, LWHA, CBRE, Miller Samuel, JLL and HVS Appraisal. From time to time, Buyer may approve additional “Real Estate Brokers” in its sole and absolute discretion.

“Redirection Letter” shall mean an irrevocable redirection letter in the form attached as Exhibit I to this Agreement, which Buyer may send or instruct Custodian to send to each Mortgagor or obligor with respect to a Purchased Asset subject to a Transaction after the occurrence of an Event of Default.

“Register” shall have the meaning specified in Section 19(f) of this Agreement.

“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“REMIC” shall mean a “real estate mortgage investment conduit” as defined in Section 860D of the Code.

“REMIC Eligible Asset” shall mean any Purchased Asset that is designated as a REMIC Eligible Asset in the related Confirmation.

“REMIC Provisions” shall mean the provisions of United States federal income tax law relating to real estate mortgage investment conduits, which appear at Section 860A through Section 860G of subchapter M of Chapter 1 of the Code, and related provisions and regulations promulgated thereunder, as the foregoing may be in effect from time to time.

“Remittance Date” shall mean, for each calendar month during the term of this Agreement (commencing in June, 2025), the 20th day of each month (or if such day is not a Business Day, the next following Business Day) or such other day as is mutually agreed to by Seller and Buyer.

“Repo Collection Account” shall mean a segregated non-interest bearing account, in the name of Seller, for the benefit of Buyer, established at Account Bank, bearing account number 01894246985.

“Repo Collection Account Control Agreement” shall mean the Deposit Account Control Agreement, among Account Bank, Seller and Buyer relating to the Repo Collection Account, as the same may be amended, restated, supplemented or otherwise modified and in effect from time to time.

“Repurchase Date” shall mean, with respect to each Purchased Asset, the earliest to occur of (i) the Facility Termination Date and (ii) any Early Repurchase Date, Eligibility Repurchase Date, Custodial Failure Repurchase Date, Defaulted Asset Repurchase Date or Accelerated Repurchase Date therefor.

“Repurchase Obligations” shall mean all obligations of Seller to pay the Repurchase Price of each Purchased Asset on the Repurchase Date with respect to such Purchased Asset and all other obligations and liabilities of Seller to Buyer arising under or in connection with the Program Documents, whether now existing or hereafter arising, and all interest and fees that accrue after the commencement by or against Seller, Guarantor, Pledgor or any Affiliate of Seller, Guarantor or Pledgor of any Insolvency Proceeding naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding (in each case, whether due or accrued).

“Repurchase Price” shall mean, with respect to any Purchased Asset, as of any date, an amount equal to the sum of (i) the outstanding Purchase Price as of such date, (ii) the accrued and unpaid Price Differential for such Purchased Asset as of such date, (iii) the Exit Fee, if any, and (iv) any accrued and unpaid fees and expenses and indemnity amounts and any other amounts owed by Seller, Guarantor or Pledgor to Buyer under this Agreement or any other Program Document.

“Requirement of Law” shall mean any law, treaty, ordinance, rule, regulation, code, directive, policy, order or requirement or determination of an arbitrator or a court or other Governmental Authority whether now or hereafter enacted or in effect.

“Resolution Authority” shall mean (a) with respect to any EEA Financial Institution, an EEA Resolution Authority or (b) with respect to any UK Financial Institution, a UK Resolution Authority.

“Retention Holder” shall mean Guarantor.

“Revolving Structuring Fee” shall have the meaning assigned to such term in the Fee Letter.

“S&P” shall mean Standard & Poor’s Financial Services LLC, a division of The McGraw Hill Companies, Inc., a New York corporation, or any successor thereto.

“Sanctionable Activity” shall mean any condition or activity specifically identified under any Sanctions as constituting a basis for the imposition of Sanctions against a Person engaged in such activity or described by such condition.

“Sanctioned Country” shall mean any country or territory with which dealings are broadly restricted or prohibited by any Sanctions (as of the Closing Date, Crimea, Cuba, Iran, North Korea, Syria, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic but subject to such changes as take place over time).

“Sanctioned Person” shall mean any Person with whom dealings are restricted or prohibited by any Sanctions, including any Person (a) that is named as a target of Sanctions in any list of such Persons; (b) that is located, organized or resident in, or owned by, controlled by, or acting on behalf of the government of, a Sanctioned Country; or (c) with which dealings are otherwise restricted or prohibited pursuant to any Sanctions, including by reason of any relationship of ownership, control, or agency with, or any direct or indirect commercial dealings with, any Person described in clause (a) or (b).

“Sanctions” shall mean any statute, executive order, regulation, decree, judicial decision, or any other legally binding act with respect to the imposition or administration of any economic, financial or trade sanctions or embargoes, export controls or other restrictive measures imposed by the United States of America, Canada, the European Union or a member state of the European Union, the United Kingdom, or the United Nations.

“SEC” shall have the meaning specified in Section 23(a) of this Agreement.

“Securitisation Regulation” shall mean Regulation (EU) 2017/2402 of the European Parliament and of the Council of 12 December 2017 laying down a general framework for securitisation and creating a specific framework for simple, transparent and standardised securitisation and amending certain other European Union directives and regulations (the “EU Securitisation Regulation”) and any laws, regulations or directions amending the EU Securitisation Regulation as it applies or will apply in the United Kingdom, as amended and in effect from time to time.

“Seller” shall mean, individually or collectively as the context may require, (i) BLKM I, LLC, a Delaware limited liability company, and (ii) each other Person that becomes a party hereto as an Additional Seller pursuant to a Joinder Agreement on a several, but not joint and several, basis.

“Seller LLC Agreement” shall mean that certain Limited Liability Company Agreement, dated as of the Closing Date, among Seller, the Pledgor, as the Member, and the Independent Manager, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Seller Parties” shall have the meaning specified in Exhibit G-1.

“Servicer” shall mean MONTICELLOAM Servicing, LLC, a Delaware Limited Liability Company, or any other servicer mutually agreed upon by Buyer and Seller.

“Servicer Account” shall have the meaning assigned to the term ‘Collection Account’ under the Servicing Agreement (or any similar or substitute term) in the applicable Servicing Agreement.

“Servicer Income” shall mean any Income that a Servicer, under the express terms of the Servicing Agreement to which it is a party, is entitled to receive and retain for its own account and is not required to pay over to Seller or Buyer, including, without limitation, any accrued fees due and payable to a Servicer.

“Servicer Remittance Date” shall have the meaning assigned to such term (or any similar or substitute term) in the applicable Servicing Acknowledgment Agreement.

“Servicer Reporting Date” shall have the meaning assigned to such term (or any similar or substitute term) in the applicable Servicing Acknowledgment Agreement.

“Servicing Acknowledgement Agreement” shall mean, with respect to any Servicer, the Servicer Notice and Pledge or other similar agreement, among Buyer, such Servicer and Seller, providing for the servicing of Purchased Assets by and among Buyer, Seller and such Servicer, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Servicing Agreement” shall mean, with respect to (i) the Servicer as of the Closing Date, that certain Servicing Agreement, dated as of the Closing Date, by and between Seller and MONTICELLOAM Servicing, LLC, as the same may be amended, restated, supplemented or otherwise modified from time to time, and (ii) any other Servicer, the servicing agreement in form and substance acceptable to Buyer in its sole and absolute discretion providing for the servicing of Purchased Assets by and among Buyer, Seller and such Servicer, as the same may be amended, restated, supplemented or otherwise modified from time to time, and as modified by any related Servicing Acknowledgement Agreement.

“Servicing Fee” shall have the meaning assigned to such term (or any similar or substitute term) in the applicable Servicing Agreement.

“Servicing Records” shall have the meaning specified in Section 28(b) of this Agreement.

“Servicing Rights” shall mean all of Seller’s right, title and interest in and to any and all of the following: (a) any and all rights of Seller to service, collect and or direct a Servicer’s actions and decisions with respect to, the Purchased Assets or to appoint (or terminate the appointment of) any third party as servicer of the Purchased Assets; (b) any payments to or monies received by or payable to Seller or any other Person as compensation for servicing the Purchased Assets; (c) any late fees, penalties or similar payments with respect to the Purchased Assets; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of Seller (individually or as servicer) thereunder (including all rights to set the compensation of any third-party servicer); (e) the rights to collect and maintain escrow payments or other similar payments with respect to the Purchased Assets and any amounts actually collected by Seller or any third-party servicer with respect thereto; (f) the rights, if any, to appoint, designate and retain any other servicers, sub-servicers, special servicers, agents, custodians, trustees and liquidators with respect to the Purchased Assets; and (g) all rights of Seller to give directions with respect to the management and distribution of any collections, escrow accounts, reserve accounts or other similar payments or accounts in connection with the Purchased Assets, and, in each case, all obligations related or incidental thereto, in each case, subject to the requirements and limitations set forth in the related Servicing Agreement.

“SIPA” shall have the meaning specified in Section 23(a) of this Agreement.

“SOFR” shall mean a rate per annum equal to the secured overnight financing rate published by the SOFR Administrator on the SOFR Administrator’s Website.

“SOFR Adjustment Conforming Changes” shall mean, with respect to any SOFR Index, any technical, administrative or operational changes (including, without limitation, changes to the definitions of “Business Day”, “Pricing Rate Determination Date”, “Pricing Rate Period”, “Remittance Date”, and the timing and frequency of determining rates and making payments of interest, preceding and succeeding business day conventions, and rounding of amounts) that Buyer decides may be appropriate to reflect the adoption and implementation of such SOFR Index and to permit the administration thereof by Buyer.

“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor, as the administrator of the secure overnight financing rate).

“SOFR Administrator’s Website” shall mean the website of the Federal Reserve Bank of New York, currently at http:www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Average” shall mean, as of the Pricing Rate Determination Date for any Pricing Rate Period, the rate of interest equal to the compounded average of SOFR over a rolling 30-calendar day period as such rate is currently published on the SOFR Administrator’s Website as “30-Day Average SOFR.”

“SOFR Floor Amount” shall mean, for any Purchased Asset, an amount equal to the product of (x) the SOFR floor thereof (or its equivalent, in each case as defined in the related Purchased Asset Documents), for the positive amount of such SOFR floor up to 1.75%, (y) the outstanding Purchase Price thereof and (z) 50%. For the avoidance of doubt, no SOFR Floor Amount shall be due and payable for a Purchased Asset for the positive amount of the SOFR floor thereof (or its equivalent) that is greater than 1.75%.

“SOFR Index” shall mean (i) initially, Term SOFR; and (ii) subsequently, commencing on the Term SOFR Transition Date, SOFR Average. Notwithstanding the foregoing or anything herein to the contrary, in no event shall the SOFR Index be less than zero.

“SOFR Transaction” shall mean, with respect to any Pricing Rate Period, any Transaction with respect to which the Pricing Rate for such Pricing Rate Period is determined with reference to applicable SOFR Index.

“Supplemental Due Diligence List” shall mean, with respect to any New Asset, information or deliveries concerning the New Asset that Buyer shall reasonably request in writing in addition to the Underwriting/Due Diligence Package.

“Survey” shall mean a certified ALTA/NSPS (or applicable state standards for the state in which the Collateral is located) survey of a Mortgaged Property prepared by a registered independent surveyor or engineer and in form and content reasonably satisfactory to Buyer and the company issuing the Title Policy for such Mortgaged Property.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” shall mean the Term SOFR Reference Rate for a tenor comparable to the applicable Pricing Rate Period on the Pricing Rate Determination Date, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Pricing Rate Determination Date the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Pricing Rate Determination Date; provided, further that if such Term

SOFR Reference Rate for the applicable tenor was last published by the Term SOFR Administrator more than three (3) U.S. Government Securities Business Days prior to such Pricing Rate Determination Date, a Benchmark Unavailability Period with respect to the Term SOFR Reference Rate will be deemed to have occurred.

Notwithstanding the foregoing or anything herein to the contrary, in no event shall Term SOFR be less than zero.

“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Buyer in its reasonable discretion).

“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR, identified on the CME Group’s website at https://www.cmegroup.com/market-data/cme-groupbenchmark-administration/term-sofr.html, or any successor source.

“Term SOFR Transition Date” shall mean the date on which Buyer has made a determination that a Term SOFR Transition Event has occurred.

“Term SOFR Transition Event” shall mean the determination by Buyer (which shall be conclusive and binding absent manifest error) that SOFR Average has been selected by Buyer; provided that Buyer shall not make any such selection unless Buyer is also making such selection with respect to substantially all of its similarly situated customers under similar repurchase and credit facilities.

“Testing Date” shall have the meaning specified in Exhibit G-1.

“Title Exceptions” shall have the meaning specified in Exhibit G-1.

“Transaction” shall have the meaning specified in Section 1 of this Agreement.

“Transaction Conditions Precedent” shall have the meaning specified in Section 3(b) of this Agreement.

“Transaction Request” shall have the meaning specified in Section 3(a) of this Agreement.

“Trust Receipt” shall have the meaning specified in the Custodial Agreement.

“UCC” shall have the meaning specified in Section 6(b) of this Agreement.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within the scope of the rules in the FCA Handbook relating to the Bank Recovery and Resolution Directive (as amended to reflect The Bank Recovery and Resolution and Miscellaneous Provisions (Amendment) (EU Exist Regulations) 2018 and as further amended from time to time) promulgated by the United Kingdom Financial Conduct Authority.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” shall mean the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Unaffiliated Originator” shall mean any unaffiliated third-party originators as may be approved by Buyer, in its sole and absolute discretion, from time to time.

“Underlying Purchased Asset Reserves” shall mean, with respect to any Purchased Asset, the escrows, reserve funds or other similar amounts properly retained in accounts maintained by a Servicer of such Purchased Asset unless and until such funds are, pursuant to the terms of the related Purchased Asset Documents, released or otherwise available to Seller (but not if such funds are used for the purpose for which they were maintained, or if such funds are released to the related Mortgagor in accordance with the relevant Purchased Asset Documents).

“Underwriting/Due Diligence Package” shall mean, with respect to any New Asset, all of the information necessary for Buyer to perform its underwriting and due diligence with respect to any Eligible Asset in a timely fashion. Such information shall include, without limitation, the materials listed on Exhibit D to the extent such materials are applicable to such New Asset.

“UPB Applicable Pricing Percentage” shall have the meaning assigned to such term in the Fee Letter.

“U.S. Buyer” shall mean any of Buyer or an Assignee that is, in each such case, a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Government Securities Business Day” shall mean any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Special Resolution Regime” shall mean each of (i) the FDIA and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

“U.S. Tax Compliance Certificate” shall have the meaning specified in Section 29(e)(ii)(B)(III) of this Agreement.

“Volcker Rule” shall mean Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

“Waived Eligibility Criteria” shall have the meaning set forth within the definition of “Eligible Asset”.

“Waived Eligibility Criteria Asset” shall have the meaning specified in the definition of “Eligible Asset”.

“Whole Loan” shall mean a floating rate whole mortgage loan, approved by Buyer in its sole and absolute discretion, that requires current monthly payments based on SOFR or, if applicable, an alternative rate acceptable to Buyer provided for in the documentation for such Whole Loan.

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

3.	INITIATION; CONFIRMATION; TERMINATION; FEES; EXTENSIONS

(a) From time to time during the Funding Period, or on any other day as agreed to by Buyer, and subject to the other terms and conditions set forth in this Agreement (including, without limitation, the Transaction Conditions Precedent (as defined below)), pursuant to a written request in the form of Exhibit A at the initiation of Seller (each, a “Transaction Request”), Buyer may agree to enter into Transactions. Buyer (as well as its counsel and any third-party due diligence provider) shall have the right to review all Eligible Assets proposed to be sold to Buyer in any Transaction and to conduct its own due diligence investigation of such Eligible Assets (including the related Mortgaged Properties) as Buyer determines, which due diligence investigation Buyer shall endeavor to complete within ten (10) Business Days of Buyer’s receipt from Seller of a Transaction Request, the complete Underwriting/Due Diligence Package, any supplemental information furnished by Seller to Buyer pursuant to any Supplemental Due Diligence List and such other information as may be requested by Buyer with respect to any Transaction. Buyer shall determine in its sole and absolute discretion whether or not it is willing to purchase any or all of the proposed Eligible Assets, and if so, on what terms and conditions and in accordance with this Agreement. It is expressly agreed and acknowledged that Buyer is entering into the Transactions on the basis of representations and warranties made by Seller and on the completeness and accuracy of the information contained in the applicable Underwriting/Due Diligence Package and any supplemental information furnished by Seller to Buyer pursuant to any Supplemental Due Diligence List, subject, in each case, to any Approved Exception Report, and any incompleteness or inaccuracies in the related Underwriting/Due Diligence Package or any supplemental information furnished by Seller to Buyer pursuant to any Supplemental Due Diligence List will only be acceptable to Buyer if disclosed in writing, including in any Approved Exception Report, to Buyer by Seller in advance of the related Purchase Date, and then only if Buyer opts to purchase the related Purchased Asset(s) from Seller notwithstanding such incompleteness and inaccuracies. Seller shall at all times remain solely liable for any additional advances required to be made in connection with any Future Funding Eligible Asset and Buyer shall be under no obligation to make any additional advances under a Future Funding Eligible Asset. Seller shall inform Buyer as soon as commercially practicable of its request for any proposed Transaction to be entered pursuant to a Bailee Letter.

(b) Upon agreeing to enter into a Transaction hereunder, Buyer shall promptly deliver to Seller a written confirmation (in electronic form) in the form of Exhibit B of each Transaction (a “Confirmation”), and provided each of the Transaction Conditions Precedent shall have been satisfied at or prior to the closing of the Transaction as determined by Buyer in its sole and absolute discretion (or affirmatively waived in writing by Buyer, including as set forth in the Confirmation, if any), Buyer shall pay the Purchase Price for such Transaction to Seller by wire transfer of immediately available funds.

Buyer’s approval of the purchase of an asset on such terms and conditions as Buyer may require shall be evidenced only by its execution and delivery of the related Confirmation. For the avoidance of doubt, Buyer shall not be obligated to purchase any New Asset notwithstanding a Confirmation executed by Buyer and Seller unless and until all Transaction Conditions Precedent have been satisfied or waived by Buyer. Each Confirmation, together with this Agreement, shall be conclusive evidence of the terms of the Transaction covered thereby, and shall be construed to be cumulative to the extent possible. If terms in a Confirmation are inconsistent with terms in this Agreement with respect to a particular Transaction, the Confirmation shall prevail. The fact that Buyer has conducted or has failed to conduct any partial or complete examination or any other due diligence review of any Purchased Asset shall in no way affect any rights Buyer may have under the Program Documents or otherwise with respect to any representations or warranties or other rights or remedies thereunder or otherwise, including the right to determine at any time that such Purchased Asset is not an Eligible Asset; provided, however, that the execution and delivery of the related Confirmation by Buyer shall be conclusive evidence that Buyer deemed such asset to be an Eligible Asset as of the related Purchase Date.

No Transaction shall be entered into if (i) any Default or Event of Default has occurred and is continuing or would occur as a result of such Transaction, (ii) the Repurchase Date for the Purchased Assets subject to such Transaction would be later than the Facility Termination Date, (iii) after giving effect to such Transaction, the aggregate Repurchase Price of all Purchased Assets subject to Transactions then outstanding would exceed the Facility Amount, (iv) any Purchase Price Deficit is outstanding or would occur as a result of such Transaction or (v) any Transaction Conditions Precedent have not been satisfied or waived by Buyer. If at any time the aggregate outstanding Purchase Price exceeds the Facility Amount, Seller shall promptly, and in any event within three (3) Business Days, pay to Buyer an amount necessary to reduce such aggregate outstanding Purchase Price to an amount equal to or less than the Facility Amount.

With respect to any Transaction, the Pricing Rate shall be determined initially on the Pricing Rate Determination Date applicable to the first Pricing Rate Period for such Transaction, and shall be reset on each Pricing Rate Determination Date for the succeeding Pricing Rate Period for such Transaction. Buyer or its agent shall determine the Pricing Rate in accordance with the terms of this Agreement on each Pricing Rate Determination Date for the related Pricing Rate Period and notify Seller of such rate for such period on such Pricing Rate Determination Date.

For purposes of this Section 3(b), the “Transaction Conditions Precedent” shall be deemed to have been satisfied with respect to any proposed Transaction if:

(A)

Buyer has received all documents, certificates, information, financial statements, reports, approvals and opinions of counsel as Buyer may reasonably require (including those listed in the related Confirmation, if any), including evidence in a form reasonably satisfactory to Buyer of the Guarantor’s compliance with the financial covenant set forth in Section 9(a)(ii) of the Guaranty;

(B)	no Default or Event of Default in each case under this Agreement shall have occurred and be continuing as of the Purchase Date for such proposed Transaction;

(C)

Seller shall have delivered to Buyer all information which Seller believes to be reasonably necessary for Buyer to make an informed business decision with respect to the purchase of such Eligible Asset (including an Appraisal dated within six (6) months of the Purchase Date therefor) and Seller shall have certified to Buyer (which can be made via a representation in the related Confirmation) that Seller has no knowledge of any material information concerning such Eligible Asset, which is not reflected in the related Diligence Material or otherwise disclosed to Buyer in writing, including as set forth in any related Approved Exception Report;

(D)

the representations and warranties made by each of Seller, Guarantor, Pledgor and each Affiliated Originator in the Program Documents to which it is a party shall be true and correct in all material respects as of the Purchase Date for such Transaction (except to the extent such representations and warranties are made as of a particular date and as modified by any Approved Exception Report);

(E)

with respect to each Eligible Asset proposed to be sold to Buyer in such Transaction, Buyer (or its designee) shall have received: (1) a Transaction Request, (2) a Redirection Letter executed in blank, (3) a Trust Receipt and all other items required to be delivered to Buyer under the Custodial Agreement or a Bailee Trust Receipt and all other items required to be delivered to Buyer under the Bailee Letter (as applicable), (4) the related Purchase Agreement, if applicable, which, if such Eligible Asset was originated by an Affiliated Originator, shall include a backup security interest in favor of Seller and otherwise be in form and substance reasonably acceptable to Buyer in its sole discretion exercised in good faith, and (5) the Underwriting/Due Diligence Package (including a copy of Seller’s internal investment committee memo related to such Eligible Asset and any supplemental information furnished by Seller to Buyer pursuant to any Supplemental Due Diligence List);

(F)	the applicable Servicer has received copies of the Purchased Asset File and any other documents required to be delivered under the Servicing Agreement;

(G)	no Market Material Adverse Change shall have occurred;

(H)	Seller has paid all fees and expenses then due and payable to Buyer under the Program Documents;

(I)

Seller shall have provided for all Underlying Purchased Asset Reserves to be held by the applicable Servicer and shall have satisfactorily pledged all Underlying Purchased Asset Reserves relating to such Eligible Asset to Buyer, as determined by Buyer in Buyer’s sole discretion exercised in good faith;

(J)

Buyer shall have satisfactorily completed its “know your customer” and OFAC diligence (as to the related Mortgagor, guarantor and all other related parties, as determined by Buyer) and, at least five (5) days prior to the related Purchase Date, if Seller qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, Seller shall deliver to Buyer a Beneficial Ownership Certification;

(K)

Buyer shall have (1) determined, in its sole and absolute discretion exercised in good faith, that the New Assets proposed to be sold to Buyer by Seller in such Transaction are Eligible Assets (or agreed in writing to waive any particular eligibility requirements) and (2) obtained satisfactory results of its underwriting review of such Eligible Asset and the related Mortgaged Property (or Mortgaged Properties) performed by Buyer and any third party reviewers engaged by Buyer for such review; and

(L)

If an Additional Seller is being added to this Agreement, (A) Buyer shall have received a Joinder Agreement duly executed by each Additional Seller, (B) Buyer shall have received a duly executed Guaranty (or an amendment to an existing Guaranty, as applicable) guaranteeing the Repurchase Obligations of the applicable Additional Seller, (C) Buyer shall have received a duly executed Pledge Agreement from the sole member (which may be Pledgor) of the applicable Additional Seller and (D) each of the conditions precedent set forth in this Agreement and each of the other conditions precedent set forth in the related Joinder Agreement shall have been, as determined in the sole discretion of Buyer exercised in good faith, satisfied in connection with such Additional Seller.

If at any time Seller has made or anticipates making Future Fundings to the Mortgagor with respect to a Purchased Asset and Future Funding Financing Capacity exists (or will exist) as a result of such advance, provided no Default or Event of Default has occurred and is continuing, Seller may, prior to the Funding Expiration Date, request that Buyer transfer cash to Seller and increase the Purchase Price thereof by a specified amount up to the Future Funding Financing Capacity for such Purchased Asset (a “Future Funding Advance”) at least seven (7) Business Days prior to the requested funding date from Buyer to Seller; and, provided that (i) any such increase in Purchase Price must at least equal $250,000 in the aggregate on the date such Purchase Price is increased; (ii) Seller may request no more than two (2) increases in Purchase Price related to Future Fundings in the aggregate in any calendar month; (iii) Seller shall deliver to Buyer (w) a description of any material change since the Purchase Date with respect to the Purchased Asset or the Mortgaged Property securing the Purchased Asset, (x) any supplemental information requested by Buyer, (y) a certification by Seller stating that (A) all conditions precedent to the funding by Seller of such Future Funding set forth in the related Purchased Asset Documents have been satisfied and that none of the conditions precedent to the funding of such Future Funding have been waived and (B) all prior additional advances previously requested by the related Mortgagor for which the related conditions precedent were satisfied were funded by Seller and (z) evidence reasonably satisfactory to Buyer that such Future Funding has been made by Seller or shall be made by Seller simultaneously with Buyer’s payment of the additional Purchase Price with respect to such Purchased Asset; (iv) the requested additional Purchase Price shall not cause the Purchase Price with respect to such Purchased Asset to exceed the Hypothetical Purchase Price for such Purchased Asset; and (v) Buyer shall have approved such increase in Purchase Price in its sole and absolute discretion exercised in good faith, Buyer shall pay to Seller the additional Purchase Price with respect to such Purchased Asset within two (2) Business Days after Buyer determines that the foregoing conditions have been satisfied and the Future Funding Financing Capacity (if any remains) shall be recalculated. Buyer shall promptly deliver to Seller an amended and restated Confirmation for the applicable Purchased Asset which reflects the increase in the Purchase Price and Seller shall execute and return such amended and restated Confirmation to Buyer on or prior to the date of the related Future Funding Advance. For the avoidance of doubt, Seller may request an increase in Purchase Price pursuant to this paragraph for any Purchased Asset for which it has made a Future Funding on any date Future Funding Financing Capacity exists.

Provided no Default or Event of Default has occurred and is continuing and the Minimum Diversity Requirement is satisfied, Seller may, prior to the Funding Expiration Date, request that Buyer increase the Purchase Price of any Purchased Asset, to the extent such Purchase Price was previously reduced by the operation of Section 5(c)(vii) hereof; provided that (i) such request is delivered to Buyer in writing at least seven (7) Business Days prior to the requested funding date; (ii) any such increase in Purchase Price must at least equal $250,000 in the aggregate on the date such Purchase Price is increased; (iii) Seller may request no more than two (2) such increases in Purchase Price in the aggregate in any calendar month; (iv) Seller shall deliver to Buyer (x) a description of any material change since the Purchase Date with respect to the Purchased Asset or the Mortgaged Property securing the Purchased Asset and (y) any supplemental information requested by Buyer and (v) the requested additional Purchase Price shall not cause the Purchase Price with respect to such Purchased Asset to exceed the Purchase Price for such Purchased Asset that would have been outstanding as of such date had the reduction(s) pursuant to Section 5(c)(vii) not occurred. Buyer may, in its sole and absolute discretion exercised in good faith, pay such additional Purchase Price and shall provide written notice of its decision with respect thereto within five (5) Business Days of its receipt of Seller’s request. To the extent Buyer agrees to make such payment, it shall pay to Seller the additional Purchase Price with respect to such Purchased Asset(s) within two (2) Business Days after Buyer determines that the foregoing conditions have been satisfied. Buyer shall promptly deliver to Seller an amended and restated Confirmation for the applicable Purchased Asset which reflects the increase in the Purchase Price and Seller shall execute and return such amended and restated Confirmation to Buyer on or prior to the date such Purchase Price is increased.

(c) (i) On the Repurchase Date with respect to a Transaction, termination of such Transaction will be effected by transfer to Seller or its agent of the Purchased Assets relating to such Transaction and any Income in respect thereof received by Buyer (and not previously credited or transferred to, or applied to the obligations of, Seller pursuant to Section 5 of this Agreement) against the simultaneous transfer of the Repurchase Price with respect to such Transaction to an account of Buyer. In connection with any such termination of a Transaction pursuant to the preceding sentence, upon its receipt of the Repurchase Price as confirmed by Buyer, Buyer shall be deemed to have simultaneously released its security interest in such Purchased Asset and the related Collateral, shall authorize Custodian to release to Seller the Purchased Asset File for such Purchased Asset and, to the extent any UCC financing statement filed against Seller identifies such Purchased Asset, Seller may file an amendment thereto or termination thereof evidencing the release of such Purchased Asset from Buyer’s security interest therein. Any such transfer or release shall be without recourse to Buyer and without representation or warranty by Buyer. Any Income with respect to such Purchased Asset received by Buyer after payment in full of the Repurchase Price therefor and any other amounts due hereunder with respect to such Purchased Asset, and the release of such Purchased Asset in accordance with the terms of this Agreement, shall be promptly transferred to Seller. Notwithstanding the foregoing, on or before the Facility Termination Date, Seller shall repurchase all Purchased Assets by paying to Buyer the outstanding Repurchase Price therefor and all other outstanding Repurchase Obligations. At any time after the Funding Expiration Date and at any time during the continuance of an Event of Default, Seller cannot repurchase a Purchased Asset in connection with a full payoff of the underlying Whole Loan or A-Note by related Mortgagor, unless one-hundred percent (100%) of the net proceeds due in connection with the relevant payoff shall be paid directly to Buyer. The portion of all such net proceeds in excess of the then-current Repurchase Price of the related Purchased Asset shall be applied by Buyer to reduce any other amounts due and payable to Buyer under this Agreement. In addition to the other rights and remedies of Buyer under this Agreement and the other Program Documents, Seller shall repurchase any Defaulted Asset or Purchased Asset that otherwise no longer qualifies as an Eligible Asset or Purchased Asset with respect to which any Purchased Asset Documents cease to be in the possession of the Custodian as required by the terms of the Custodial Agreement or the Bailee as required by the terms of the Bailee Letter, as applicable, each as determined in Buyer’s sole discretion exercised in good faith, on or before the related Defaulted Asset Repurchase Date, Eligibility Repurchase Date or Custodial Failure Repurchase Date, as applicable.

(ii)

Except as expressly provided herein, including, without limitation, upon the occurrence and during the continuance of an Event of Default by Seller, no Transaction shall be terminable on demand by Buyer. Seller shall be entitled to terminate a Transaction on demand, in whole or in part, and repurchase any or all Purchased Assets subject to such Transaction (each, an “Early Repurchase Purchased Asset”) on any Business Day prior to the Repurchase Date (each, an “Early Repurchase Date”); provided, however, that:

(A)	Seller notifies Buyer in writing of its intent to terminate such Transaction and repurchase such Purchased Assets no later than three (3) Business Days prior to such Early Repurchase Date; and

(B)

on such Early Repurchase Date Seller pays to Buyer an amount equal to the sum of the Repurchase Price for such Transaction(s), and any other amounts payable under the Program Documents (including, without limitation, Section 3(h) of this Agreement) with respect to such Transaction(s) against transfer to Seller or its agent of such Purchased Assets, all in accordance with Section 3(c)(i).

(d) Notwithstanding anything contained in this Agreement to the contrary, provided all of the Funding Period Extension Conditions shall have been satisfied, Buyer may, in its sole and absolute discretion, extend the Funding Expiration Date for a one (1) year period ending on the one-year anniversary date of the then current Funding Expiration Date (or if such day is not a Business Day, the immediately succeeding Business Day). For purposes of the preceding sentence, the “Funding Period Extension Conditions” shall be deemed to have been satisfied if:

(i)

Seller shall have given Buyer written notice, not less than thirty (30) days and no more than three hundred and sixty-five (365) days, prior to each yearly anniversary of the Closing Date, of Seller’s desire to extend the Funding Expiration Date;

(ii)	no Default or Event of Default under this Agreement shall have occurred and be continuing as of the scheduled Funding Expiration Date;

(iii)

the representations and warranties made by Seller, Guarantor, Pledgor and each Affiliated Originator in the Program Documents shall be true and correct in all material respects as of the scheduled Funding Expiration Date;

(iv)	Seller has paid to Buyer the Revolving Structuring Fee on or before the scheduled Funding Expiration Date; and

(v)

solely with respect to any such extension of the Funding Expiration Date to any date occurring on or after May 23, 2029, Seller executes and delivers (A) any supplements, modifications, addendums, opinions or other documents as may be necessary in Buyer’s sole discretion exercised in good faith, in order to cause this Agreement and the Transactions contemplated hereby to qualify for, comply with the provisions of, or otherwise satisfy, maintain or preserve the criteria for safe harbor treatment under the Bankruptcy Code, including, without limitations, such opinions from counsel to Seller as Buyer may require with respect to the applicability of safe harbor treatment under the Bankruptcy Code and (B) such updated information required by Buyer in order to deliver to Seller an amended and restated Confirmation in the form of Exhibit B.

With respect to any extension contemplated by Section 3(d)(vi), Buyer, upon receipt of information delivered by Seller pursuant to Section 3(d)(vi)(B), shall deliver to Seller an amended and restated Confirmation, and each of the following events shall be deemed to have occurred concurrently: (A) each of the Transactions outstanding on such date shall be deemed to have been terminated, (B) a new Transaction with respect to each outstanding Purchased Asset shall be deemed to have been entered into on the same terms as the original Transaction with respect to such Purchased Asset, with such updates as reflected in the amended and restated Confirmation and (C) Seller’s previous satisfaction of the Transaction Conditions Precedent for each original Transaction shall be deemed to satisfy the Transaction Conditions Precedent with respect to the related new Transaction.

(e) In addition, Seller may terminate this Agreement and the other Program Documents on any date prior to the then scheduled Facility Termination Date (the “Early Facility Termination Date”), provided that:

(i)	Seller notifies Buyer in writing at least thirty (30) days before the Early Facility Termination Date of its intent to terminate this Agreement and the other Program Documents;

(ii)	subject to the provisions set forth in Section 3(c)(i), Seller repurchases all of the Purchased Assets then held by Buyer on the Early Facility Termination Date; and

(iii)	Seller pays the Price Differential and all other Repurchase Obligations on or prior to the Early Facility Termination Date.

(f) Benchmark Replacement.

(i)

If at any time a Transaction is outstanding as a SOFR Transaction and Buyer has determined, in its sole but good faith discretion (which determination shall be conclusive and binding upon Seller absent manifest error) that a Benchmark Transition Event has occurred and the applicable SOFR Index has been succeeded by an Unadjusted Benchmark Replacement, then such Transaction shall be converted from a SOFR Transaction to a Benchmark Replacement Transaction in accordance with clause (vi) below. Buyer shall provide notice of the foregoing conversion to a Benchmark Replacement Transaction to Seller (which may be by electronic mail) at least one (1) U.S. Government Securities Business Day prior to the next succeeding Pricing Rate Determination Date. If such notice is given, such Transaction shall be converted, as of the Benchmark Replacement Date, to a Benchmark Replacement Transaction; provided that Buyer shall not give any such notice converting any Transaction to a Benchmark Replacement Transaction unless Buyer is also then converting the pricing rate or interest rate payable by substantially all of its similarly situated customers under similar repurchase and credit facilities to a pricing rate or interest rate based on such Benchmark Replacement. Notwithstanding any provision of this Agreement to the contrary, in no event shall Seller have the right to convert (1) a SOFR Transaction for which interest thereon accrues at a rate of interest based upon Term SOFR to a SOFR Transaction for which interest thereon accrues at a rate of interest based upon SOFR Average, (2) a SOFR Transaction to a Benchmark Replacement Transaction, or (3) to convert a Benchmark Replacement Transaction to a SOFR Transaction or a Base Rate Transaction.

(ii)

If at any time a Transaction is outstanding as a SOFR Transaction or Benchmark Replacement Transaction and Buyer has determined in its sole but good faith discretion that a Benchmark Transition Event and the related Benchmark Replacement Date has occurred (which determination shall be conclusive and binding upon Seller absent manifest error) and the applicable SOFR Index or the Unadjusted Benchmark Replacement, as applicable, has not been succeeded by an Unadjusted Benchmark Replacement or other index, as applicable (such occurrence, together with an occurrence described in the definition of “Term SOFR”, the commencement of a “Benchmark Unavailability Period”, which shall end at the time that Buyer provides notice, if applicable, pursuant to Section 3(f)(iii)), then Buyer shall give notice of such determination to Seller (which may be by electronic mail) at least one (1) U.S. Government Securities Business Day prior to the next succeeding Pricing Rate Determination Date. If such notice is given, such Transaction shall bear interest based on the Base Rate beginning on the first day of the Pricing Rate Period for which SOFR Index or the Unadjusted Benchmark Replacement, as applicable, was not available (and for each subsequent Pricing Rate Period until Buyer provides notice, if applicable, pursuant to Section 3(f)(iii)); provided that Buyer shall not give any such notice converting any Transaction to a Base Rate Transaction unless Buyer is also then converting the pricing rate or interest rate payable by substantially all of its similarly situated customers under similar repurchase and credit facilities to a pricing rate or interest rate based on the Base Rate. Notwithstanding any provision of this Agreement to the contrary, in no event shall Seller have the right to convert, (1) a SOFR Transaction for which interest thereon accrues at a rate of interest based upon Term SOFR to a SOFR Transaction for which interest thereon accrues at a rate of interest based upon SOFR Average, (2) a SOFR Transaction to a Base Rate Transaction (3) a Base Rate Transaction to a SOFR Transaction (4) a Benchmark Replacement Transaction to a Base Rate Transaction (5) a Base Rate Transaction to a Benchmark Replacement Transaction.

(iii)	If a Transaction is bearing interest based on the Base Rate but thereafter;

(A)

Buyer shall determine, in its sole but good faith discretion (which determination shall be conclusive and binding upon Seller absent manifest error) that the event(s) or circumstance(s) which resulted in such conversion to the Base Rate shall no longer be applicable, Buyer shall give notice of such determination to Seller (which may be by electronic mail), at least one (1) U.S. Government Securities Business Day prior to the next succeeding Pricing Rate Determination Date. If such notice is given, such Transaction shall bear interest based on the SOFR Index beginning on the first day of the next succeeding Pricing Rate Period; or

(B)

Buyer shall determine, in its sole but good faith discretion (which determination shall be conclusive and binding upon Seller absent manifest error) that the SOFR Index has been succeeded by an Unadjusted Benchmark Replacement, Buyer shall give notice of such determination to Seller (which may be by electronic mail), at least one (1) U.S. Government Securities Business Day prior to the next succeeding Pricing Rate Determination Date. If such notice is given such Transaction shall be converted to a Benchmark Replacement Transaction on the first day of the next succeeding Pricing Rate Period; provided that Buyer shall not give any such notice converting any Transaction to a Benchmark Replacement Transaction unless Buyer is also then converting the pricing rate or interest rate payable by substantially all of its similarly situated customers under similar repurchase and credit facilities to a pricing rate or interest rate based on such Benchmark Replacement. Notwithstanding any provision of this Agreement to the contrary, in no event shall Seller have the right to elect to have a Transaction bear interest either based on the SOFR Index or based on the Base Rate or the Unadjusted Benchmark Replacement.

(iv)

If any requirement of law or any change therein or in the interpretation or application thereof, shall hereafter make it unlawful for Buyer in good faith to make or maintain the portion of any Transaction bearing interest based on the SOFR Index or the Unadjusted Benchmark Replacement, then (A) any obligation of Buyer hereunder to enter into or continue any Transaction bearing interest based on the SOFR Index or the Unadjusted Benchmark Replacement, as applicable, shall be canceled forthwith and (B) subject to the terms and conditions in Section 3(f)(i) with respect to any conversion to the Benchmark Replacement, each Transaction shall automatically bear interest at the Base Rate on the first day of the immediately succeeding Pricing Rate Period or within such earlier period as required by applicable law. If any such conversion of a Transaction occurs on a day which is not the last day of the then current Pricing Rate Period with respect to such Transaction, Seller shall pay to Buyer such amounts, if any, as may be required pursuant to Section 3(h) of this Agreement.

(v)

Seller hereby agrees promptly to, within ten (10) days of Buyer’s written demand therefor, (A) pay Buyer any additional amounts necessary to compensate Buyer for any reasonable costs incurred by Buyer in making any conversion in accordance with this Agreement, including, without limitation, any actual breakage costs (excluding loss of profit) incurred by Buyer to lenders in connection with termination of transactions related to funds obtained by it in order to enter into or maintain Transactions hereunder (provided that Buyer will not require Seller to pay any such additional amounts under this clause (A) unless Buyer is also requiring substantially all of its similarly situated customers under similar repurchase and credit facilities to pay such additional amounts in connection with the conversion of pricing rates and/or interest rates) and (B) deliver to Buyer, at Seller’s cost and expense, all further acts, deeds, conveyances, assignments, financing statements, transfers, documents, agreements, assurances and such other instruments as Buyer may reasonably require from time to time in order to make such technical, administrative or operational changes (including changes to timing and frequency of determining rates and making payments of interest, and other administrative matters) that Buyer decides may be appropriate to reflect the adoption of an alternative index in a manner as Buyer determines is reasonably necessary to implement the alternative index. Upon written demand from Seller, Buyer shall disclose any additional costs incurred by Buyer in making the conversion. Buyer’s written notice of such costs, as certified to Seller, shall be conclusive absent manifest error.

(vi)	Notwithstanding anything to the contrary herein or in any other Program Document:

(A)

If a Benchmark Transition Event and its related Benchmark Replacement Date have occurred in respect of any determination of the Benchmark on any date, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Program Document in respect of such determination on such date and all determinations on all subsequent dates. Such Benchmark Replacement will become effective at 5:00 p.m. on the fifth (5th) Business Day after Buyer has posted such proposed amendment to Seller.

(B)

In connection with the implementation of a Benchmark Replacement, Buyer will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Program Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(C)

Buyer will promptly notify Seller (which may be by electronic mail) of (i) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, and (iv) the removal or reinstatement of any tenor of Term SOFR pursuant to clause (D) below. Any determination, decision or election that may be made by Buyer pursuant to this Section 3(f), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from Seller, except as expressly set forth herein.

(D)

At any time and with respect to any Pricing Rate Period, if the Benchmark at such time is Term SOFR and Term SOFR for the applicable tenor is not displayed on a screen or other information service that publishes such rate from time to time as selected by Buyer in its reasonable discretion, Buyer may (i) modify the definition of “Pricing Rate Period” for all determinations of interest at or after such time to remove such unavailable tenor and (ii) if Term SOFR, as applicable, for the applicable tenor is displayed on such screen or information service after its removal pursuant to clause (i) above, modify the definition of “Pricing Rate Period” for all determinations of interest at or after such time to reinstate such previously removed tenor.

(g) SOFR Index.

(i)

SOFR Adjustment Conforming Changes. Buyer will have the right, from time to time and in Buyer’s sole discretion, to make SOFR Adjustment Conforming Changes, including, without limitation, in connection with a Term SOFR Transition Event. Notwithstanding anything to the contrary in this Agreement or in any other Program Document, any amendments to this Agreement or the other Program Documents implementing such SOFR Adjustment Conforming Changes will become effective without any further action or consent by Seller. Buyer will promptly notify Seller of the effectiveness of any SOFR Adjustment Conforming Changes.

(ii)	SOFR Transition. If a Term SOFR Transition Event occurs:

(A)	Buyer will provide notice to Seller in writing (which may be by electronic mail) of the Term SOFR Transition Date before the first Remittance Date following the Term SOFR Transition Date.

(B)

Beginning on the first day of the Pricing Rate Period immediately following the Term SOFR Transition Date and during each Pricing Rate Period thereafter, interest will accrue at the Pricing Rate calculated using SOFR Average as specified in such notice, without the necessity of any amendment or other modification of this Agreement or any other Program Document.

(C)

Standards for SOFR Decisions and Determinations. Any determination, decision or election that may be made by Buyer pursuant to this Section 3(g), including, without limitation, any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date, any SOFR Adjustment Conforming Changes or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding and may be made in its sole discretion and without consent from Seller.

(h) Upon demand by Buyer, Seller shall indemnify Buyer and hold Buyer harmless from any net actual, out-of-pocket loss or expense (not to include any lost profit or opportunity) (including, without limitation, reasonable and documented actual attorneys’ fees and disbursements) which Buyer sustains or incurs as a consequence of (i) default by Seller in terminating any Transaction after Seller has given a notice in accordance with Section 3(c)(ii) of a termination of a Transaction, (ii) any payment of the Repurchase Price with respect to a Purchased Asset on any day other than a Remittance Date or the Repurchase Date (or the Early Repurchase Date or the Early Facility Termination Date, as applicable) with respect to such Purchased Asset (including, without limitation, any such actual, out-of-pocket loss or expense arising from the reemployment of funds obtained by Buyer to maintain Transactions hereunder or from customary and reasonable fees payable to terminate the deposits from which such funds were obtained), (iii) conversion of any Transaction to a Benchmark Replacement Transaction pursuant to Section 3(f)(iv) of this Agreement on a day which is not the last day of the then current Pricing Rate Period or (iv) any conversion of the Pricing Rate to the Benchmark Replacement or the Base Rate for any reason on a day that is not the last day of the then current Pricing Rate Period. A certificate as to such actual costs, losses, damages and expenses, setting forth the calculations therefor shall be prima facie evidence of the information set forth therein in the absence of manifest error.

(i) If after the Closing Date the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by any Governmental Authority or compliance by Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority having jurisdiction over Buyer made subsequent to the Closing Date:

(i)

shall subject Buyer to any Tax (other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii)

shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of Buyer which is not otherwise included in the determination of the Benchmark hereunder; or

(iii)	shall impose on Buyer any other condition (other than Taxes);

and the result of any of the foregoing is to increase the cost to Buyer, by an amount which Buyer deems, in its sole and absolute discretion, to be material, of entering into, continuing or maintaining Transactions or to reduce any amount receivable under the Program Documents in respect thereof; then, in any such case, Seller shall, within five (5) Business Days after written notice from Buyer, pay Buyer any additional amounts necessary to compensate Buyer for such increased cost or reduced amount receivable. If Buyer becomes entitled to claim any additional amounts pursuant to this Section 3(i), it shall notify Seller of the event by reason of which it has become so entitled. A certificate as to the calculation of any additional amounts payable pursuant to this subsection shall be prima facie evidence of such additional amounts in the absence of manifest error. Failure or delay on the part of Buyer to demand compensation under this Section 3(i) shall not constitute a waiver of Buyer’s right to demand such compensation. This covenant shall survive the termination of this Agreement and the repurchase by Seller of any or all Purchased Assets.

(j) If Buyer shall have determined that the adoption of or any change after the Closing Date in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by Buyer or any entity controlling Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the Closing Date does or shall have the effect of increasing the amount of capital to be held by Buyer in respect of any Transaction hereunder or reducing the rate of return on Buyer’s or such entity’s capital as a consequence of its obligations hereunder to a level below that which Buyer or such entity could have achieved but for such adoption, change or compliance (taking into consideration Buyer’s or such entity’s policies with respect to capital adequacy) by an amount deemed by Buyer to be material, then from time to time, Seller shall, within five (5) Business Days after written notice from Buyer, pay to Buyer such additional amount or amounts as will compensate Buyer for such reduction. A certificate as to the calculation of any additional amounts payable pursuant to this subsection shall be prima facie evidence of such additional amounts in the absence of manifest error. Failure or delay on the part of Buyer to demand compensation under this Section 3(j) shall not constitute a waiver of Buyer’s right to demand such compensation. This covenant shall survive the termination of this Agreement and the repurchase by Seller of any or all of the Purchased Asset.

4.	PURCHASE PRICE DEFICIT

(a) If, on any Business Day, a Credit Rebalancing Trigger has occurred and is continuing, then Seller shall (i) on or prior to the third (3rd) Remittance Date following such occurrence, transfer to Buyer immediately available funds in an amount such that a Purchase Price Deficit no longer exists, including any amounts that may be paid to Seller in accordance with Section 5 hereof, or (ii) cause the Purchase Price Deficit to be reduced to zero (0) on or prior to the third (3rd) Remittance Date following such occurrence in accordance with Section 5 hereof (including, if necessary, by depositing additional funds into the Repo Collection Account). Any additional cash transferred to Buyer pursuant to this Section 4(a) with respect to the Purchased Assets shall be applied by Buyer, as determined by Buyer in its sole discretion, to reduce the related Purchase Price Deficit.

(b) The failure of Buyer, on any one or more occasions, to exercise its rights under this Section 4, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer to do so at a later date. Seller and Buyer each agree that a failure or delay by Buyer to exercise its rights under this Section 4 shall not limit or waive Buyer’s rights under this Agreement or otherwise existing by law or in any way create additional rights for Seller.

5.	INCOME PAYMENTS AND PRINCIPAL PAYMENTS

(a) The Repo Collection Account shall be established by Seller at Account Bank. Buyer shall have sole dominion and control over the Repo Collection Account. All Income (other than Servicer Income) in respect of the Purchased Assets shall be deposited directly into the Servicer Account within two (2) Business Days of receipt thereof and transferred by the Servicer to the Repo Collection Account on the Servicer Remittance Date. All such amounts transferred into the Repo Collection Account shall be remitted by Account Bank in accordance with the applicable provisions of Sections 5(c), 5(d), and 5(e) of this Agreement.

(b) With respect to each Purchased Asset, Seller shall deliver, or cause to be delivered to the Custodian, a Redirection Letter. Upon the occurrence and during the continuance of an Event of Default, Buyer may deliver such Redirection Letter to the Mortgagor or obligor under the related Purchased Asset. If a Mortgagor, servicer, borrower or other obligor forwards any Income (other than Servicer Income) with respect to a Purchased Asset to Seller or any of its Affiliates rather than directly to a Collection Account or the Servicer Account, the applicable Servicer or the Repo Collection Account, Seller shall (i) deliver an additional Redirection Letter and make other commercially reasonable efforts to cause such Mortgagor, servicer, borrower or other obligor to forward such amounts directly to the applicable Servicer or the Servicer Account, a Collection Account or the Repo Collection Account, (ii) hold such amounts in trust for the benefit of Buyer and (iii) promptly, but in any event within two (2) Business Days, deposit in the Servicer Account, a Collection Account or the Repo Collection Account any portion of such amounts constituting Income (other than Servicer Income).

(c) From the Closing Date and until the Funding Expiration Date, so long as no Default or Event of Default shall have occurred and be continuing, all Income in respect of the Purchased Assets received by the applicable Servicer during each Pricing Rate Period and on deposit in the Repo Collection Account on the Remittance Date shall be applied by Account Bank on the related Remittance Date in the following order of priority and in accordance with the related Distribution Worksheet approved by Buyer pursuant to Section 12(h)(vii):

(i)

first, to remit to (a) Custodian an amount equal to any accrued and unpaid custodial fees and expenses and (b) Account Bank and Servicer an amount equal to the depository fee and any unpaid Qualified Servicing Expenses (to the extent not retained by Servicer), if any, respectively, due and payable on such Remittance Date;

(ii)	second, to remit to Buyer an amount equal to the Price Differential which has accrued and is outstanding in respect of all Purchased Assets as of such Remittance Date;

(iii)

third, to remit to Buyer, with respect to any Purchased Asset for which a Principal Payment was received, the amount of such Principal Payment multiplied by the applicable UPB Applicable Pricing Percentage, to be applied to reduce the outstanding Purchase Price of such Purchased Asset;

(iv)	fourth, to remit to Buyer an amount equal to any unpaid fees, expenses and indemnity amounts due from Seller under the Program Documents;

(v)	fifth to make a payment to Buyer on account of any uncured Purchase Price Deficit;

(vi)	sixth, to remit to Buyer any SOFR Floor Amount in respect of all Purchased Assets as of such Remittance Date;

(vii)

seventh, to the extent the Minimum Diversity Requirement is not satisfied as of such date, to remit to Buyer any remaining amount, to be applied by Buyer on a pari passu and pro rata basis, to reduce the Purchase Price of the Purchased Assets remaining subject to Transactions, until the Purchase Price for all such Purchased Assets has been reduced to zero; and

(viii)

eighth, to remit to Seller the remainder, if any, for (a) the purpose of acquiring additional Eligible Assets including payment of associated fees and expenses and (b) equity distributions, in each case as permitted pursuant to the terms of the Program Documents.

(d) At any time after the Funding Expiration Date, so long as no Default or Event of Default shall have occurred and be continuing, all Income in respect of the Purchased Assets received by the applicable Servicer during each Pricing Rate Period and on deposit in the Repo Collection Account on the Remittance Date shall be applied by Account Bank on the related Remittance Date in the following order of priority and in accordance with the related Distribution Worksheet approved by Buyer pursuant to Section 12(h)(vii):

(i)

first, to remit to (a) Custodian an amount equal to any accrued and unpaid custodial fees and expenses and (b) Account Bank and Servicer an amount equal to the depository fee and any unpaid Qualified Servicing Expenses (to the extent not retained by Servicer), if any, respectively, due and payable on such Remittance Date;

(ii)	second, to remit to Buyer an amount equal to the Price Differential which has accrued and is outstanding in respect of all Purchased Assets as of such Remittance Date;

(iii)	third, to remit to Buyer an amount equal to any unpaid fees, expenses and indemnity amounts due from Seller under the Program Documents;

(iv)	fourth, to make a payment to Buyer on account of any uncured Purchase Price Deficit;

(v)	fifth, to remit to Buyer any SOFR Floor Amount in respect of all Purchased Assets as of such Remittance Date;

(vi)

sixth, to remit to Buyer, with respect to any Purchased Asset for which a Principal Payment was received, the amount of such Principal Payment, to be applied to reduce the outstanding Purchase Price of such Purchased Asset; provided, that with respect to any Purchased Asset for which a Principal Payment was received in excess of the then outstanding Purchase Price for such Purchased Asset, all amounts paid to Buyer that represent the excess of the amount of such Principal Payment over the outstanding Purchase Price shall be applied by Buyer on a pari passu and pro rata basis to reduce the Purchase Price of the Purchased Assets remaining subject to Transactions; and

(vii)	seventh, to remit to Seller the remainder, if any.

(e) At any time that a Default or Event of Default shall have occurred and be continuing, all Income in respect of the Purchased Assets received by the applicable Servicer during each Pricing Rate Period and on deposit in the Repo Collection Account on the Remittance Date shall be applied by Account Bank on the related Remittance Date in the following order of priority:

(i)

first, to remit to (a) Custodian an amount equal to any accrued and unpaid custodial fees and expenses and (b) Account Bank and Servicer an amount equal to the depository fee and any unpaid Qualified Servicing Expenses (to the extent not retained by such Servicer), if any, respectively, due and payable as of such Remittance Date;

(ii)	second, to remit to Buyer an amount equal to the Price Differential which has accrued and is outstanding in respect of all Purchased Assets as of such Remittance Date;

(iii)	third, to remit to Buyer an amount equal to any unpaid fees, expenses and indemnity amounts due from Seller under the Program Documents;

(iv)	fourth, to remit to Buyer any SOFR Floor Amount in respect of all Purchased Assets as of such Remittance Date;

(v)	fifth, to make a payment to Buyer on account of the Repurchase Price of the Purchased Assets until the Repurchase Price for all Purchased Assets has been reduced to zero; and

(vi)	sixth, to remit to Seller the remainder, if any.

(f) All Underlying Purchased Asset Reserves must be held and applied by the applicable Servicer in accordance with Section 28 hereof, the Servicing Agreement and the applicable Purchased Asset Documents.

6.	SECURITY INTEREST

(a) Other than for U.S. federal and applicable state and local income and franchise tax purposes, Buyer and Seller intend that all Transactions hereunder be sales to Buyer of the Purchased Assets and not loans from Buyer to Seller secured by the Purchased Assets. However, in the event any such Transaction is deemed to be a loan, Seller hereby pledges all of its right, title and interest in, to and under and grants a first priority lien on, and security interest in, all of its right, title, and interest in the following property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located to Buyer to secure the payment and performance of all amounts or obligations owing to Buyer pursuant to this Agreement and the other Program Documents:

(i)

the Purchased Assets, Servicing Agreements, Servicing Records, Servicing Rights, all insurance relating to the Purchased Assets, Underlying Purchased Asset Reserves and collection and escrow accounts relating to the Purchased Assets;

(ii)	all “general intangibles”, “accounts”, “instruments” and “chattel paper” as defined in the UCC relating to or constituting any and all of the foregoing; and

(iii)

all replacements, substitutions or distributions on or proceeds, payments, Income (other than Servicer Income) wherever located and profits of, and records (but excluding any financial models or other proprietary information) and files relating to any and all of any of the foregoing.

(b) For purposes of the grant of the security interest pursuant to Section 6 of this Agreement, this Agreement shall be deemed to constitute a security agreement under the New York Uniform Commercial Code (the “UCC”). Buyer shall have all of the rights and may exercise all of the remedies of a secured creditor under the UCC and the other laws of the State of New York. In furtherance of the foregoing, (a) Buyer, at Seller’s sole cost and expense, shall cause to be filed in such locations as may be necessary to perfect and maintain perfection and priority of the security interest granted hereby, UCC financing statements and continuation statements, and (b) Seller shall from time to time take such further actions as may be requested by Buyer to maintain and continue the perfection and priority of the security interest granted hereby. Seller hereby irrevocably authorizes Buyer at any time and from time to time to file in any filing office in any jurisdiction any initial financing statements and amendments thereto that (1) indicate the Collateral (i) as all assets of Seller or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC or such jurisdiction, or (ii) as being of an equal or lesser scope or with greater detail, and (2) contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including whether Seller is an organization, the type of organization and any organization identification number issued to Seller.

(c) Buyer’s security interest in a Purchased Asset, or the Collateral as a whole, shall terminate only upon (i) in the case of an individual Purchased Asset, the repurchase thereof in accordance with the terms of this Agreement and (ii) in the case of the Collateral as a whole, the repayment in full of all amounts payable to Buyer and termination of Seller’s obligations under this Agreement and the other Program Documents. Upon any such termination, Buyer shall deliver to Seller such UCC termination statements and other release documents as may be commercially reasonable and to return the Purchased Assets to Seller.

(d) Seller hereby pledges to Buyer as security for the performance by Seller of its obligations under the Transactions and the Program Documents and hereby grants to Buyer a first priority security interest in all of Seller’s right, title and interest in and to the Repo Collection Account and all amounts and property from time to time on deposit therein and all replacements, substitutions or distributions on or proceeds, payments and profits of, and records and files relating to, the Repo Collection Account.

7.	PAYMENT, TRANSFER AND CUSTODY

(a) On the Purchase Date for each Transaction, ownership of the Purchased Assets shall be transferred to Buyer or its designee (including Custodian) against the simultaneous transfer of the Purchase Price to an account of Seller specified in the Confirmation relating to such Transaction.

(b) On or before such Purchase Date, Seller shall deliver or cause to be delivered to Buyer or its designee the Mortgage Asset Schedule. In connection with each sale, transfer, conveyance and assignment of a Purchased Asset, on or prior to each Purchase Date with respect to such Purchased Asset, Seller shall deliver or cause to be delivered and released to Custodian the documents (collectively, the “Purchased Asset File”) set forth below in this Section 7(b) and pertaining to each of the Purchased Assets identified in the Mortgage Asset Schedule delivered therewith; provided, that if approved by Buyer in its sole discretion, Seller shall be permitted to cause a Bailee to execute and deliver to Buyer a Bailee Letter in connection with such Purchased Asset, and Seller shall deliver such Bailee Letter to Buyer on or before such Purchase Date and deliver (or cause to be delivered) such Purchased Asset File to Custodian by the third (3rd) Business Day after the related Purchase Date; provided, further that, Seller shall deliver a certificate of an Authorized Representative of Seller certifying that any copies of documents delivered represent true and correct copies of the originals of such documents and, if applicable, that the originals of such documents have been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located:

(i)	with respect to each Whole Loan and A-Note:

(A)

The original executed Mortgage Note (and, if applicable, one or more allonges) bearing all intervening endorsements (including those reflecting a complete, unbroken chain from the applicable Originator to Seller (if any)), endorsed “Pay to the order of _____________________ without recourse” and signed in the name of Seller by an authorized Person (in the event that the Purchased Asset was acquired by Seller in a merger, the signature must be in the following form: “BLKM I, LLC, successor by merger to [name of predecessor]”; or in the event that the Purchased Asset was acquired or originated by Seller while doing business under another name, the signature must be in the following form: “BLKM I, LLC, formerly known as [previous name]”).

(B)

The original or a copy of each and every executed predecessor note to the Mortgage Note and the original or a copy of any and all historic amendments, modifications, spreaders, splitters, restatements and/or consolidations of such note(s), reflecting a complete, unbroken chain from the original lender to the applicable Originator (if any).

(C)	An original or copy of any guarantee executed in connection with the Mortgage Note (if any).

(D)

The original or certified (either by the county recorder or as set forth in the proviso to Section 7(b) and the last paragraph of this Section 7) copy of the Mortgage with evidence of recording thereon.

(E)

The original or certified (either by the county recorder or as set forth in the proviso to Section 7(b) and the last paragraph of this Section 7) copy of each and every executed predecessor mortgage to the Mortgage, including without limitation the original or certified copy of any and all historic amendments, modifications, spreaders, splitters, restatements and/or consolidations of such mortgage(s), reflecting a complete, unbroken chain from the original lender to the applicable Originator (if any).

(F)

The originals or certified (either by the county recorder or as set forth in the proviso to Section 7(b) and the last paragraph of this Section 7) copies of all assumption, modification, consolidation or extension agreements with evidence of recording thereon (if applicable).

(G)

The original Assignment of Mortgage in ___________________ for each Purchased Asset, in form and substance acceptable for recording in the relevant jurisdiction, and in form and substance otherwise acceptable to Buyer and signed in the name of Seller (in the event that the Purchased Asset was acquired by Seller in a merger, the signature must be in the following form: “BLKM I, LLC, successor by merger to [name of predecessor]”; or in the event that the Purchased Asset was acquired or originated by Seller while doing business under another name, the signature must be in the following form: “BLKM I, LLC, formerly known as [previous name]”).

(H)	The originals or copies of all intervening assignments of mortgage, if any, evidencing a complete chain of title from the applicable Originator to Seller with evidence of recording thereon.

(I)

An original or copy of the attorney’s opinion of title and abstract of title or the original or copy of the mortgagee title insurance policy (including all applicable endorsements), or if the mortgagee title insurance policy has not been issued, a copy of the irrevocable pro forma marked commitment to issue the same (including all applicable endorsements).

(J)	An original or copy of any security agreement, chattel mortgage or equivalent document executed in connection with the Purchased Asset (if any).

(K)

An original or copy of any assignment of leases and rents, if any, together with all intervening assignments of assignment of leases and rents, if any, evidencing a complete chain of title from the applicable Originator to Seller, with evidence of recording thereon.

(L)

The original assignment of assignment of leases and rents in ___________________________ for each Purchased Asset (if applicable), in form and substance acceptable for recording in the relevant jurisdiction, and in form and substance otherwise acceptable to Buyer and signed in the name of Seller (in the event that the Purchased Asset was acquired by Seller in a merger, the signature must be in the following form: “BLKM I, LLC, successor by merger to [name of predecessor]”; or in the event that the Purchased Asset was acquired or originated by Seller while doing business under another name, the signature must be in the following form: “BLKM I, LLC, formerly known as [previous name]”).

(M)

A copy of the UCC financing statements, and all necessary UCC continuation statements, in each case, with evidence of filing thereon or unrecorded copies thereof certified by Seller that such financing statements have been sent for filing, and UCC assignments prepared by Seller in blank, which UCC assignments shall be in form and substance acceptable for filing in the applicable jurisdictions.

(N)	An original or copy of the environmental indemnity agreement or similar guaranty or indemnity (if any).

(O)

An original or copy of the loan agreement, intercreditor agreement, lockbox agreement, cash management agreement, deposit account agreement, deposit account control agreement and construction contract (in each case, if any).

(P)	An original omnibus assignment to [___________________________] signed in the name of Seller, of all other agreements and instruments relating to the Purchased Asset.

(Q)	A copy of the disbursement letter or settlement statement from the Mortgagor (or title company) to the original mortgagee (if any).

(R)	A copy of the Survey (if any).

(S)	A copy of the zoning report (if any).

(T)	A copy of the Mortgagor’s, and, if applicable, any guarantor’s opinion of counsel (if any).

(U)	A copy of any assignment of permits, contracts and other material agreements (if any).

(V)	A copy of the collateral assignment of interest rate cap agreement or an interest rate swap or similar arrangement (if any).

(W)

The original of all letters of credit issued and outstanding as security for such Purchased Asset (if any), with any modifications, amendments or endorsements necessary to permit Buyer to draw upon them when and if it is contractually permitted to do so pursuant to this Agreement (if any).

(X)	Copies or originals of any power of attorney related to the Purchased Asset.

(Y)	Copies or originals (including recorded copies or originals, as applicable) of any subordination, non-disturbance and attornment agreements or similar instruments related to the Mortgaged Property.

(Z)	Copies or originals of any ground lease and/or ground lease estoppels related to the Mortgaged Property.

(AA)

Copies or originals of all other material letters, agreements, instruments, certificates or other documents relating to the Purchased Asset or affecting the rights (including without limitation the security interests) of any holder thereof.

(BB)	A Redirection Letter.

(CC)	With respect to any A-Note, the original of the related Co-Lender Agreement.

(ii)	Any additional documents and information required to be delivered to Buyer or its designee (including Custodian) pursuant to this Agreement.

If the Mortgagor under each Purchased Asset or Servicer with respect to each Purchased Asset, as applicable, remits any sums required to be remitted to the holder of each Purchased Asset under the Purchased Asset Documents to Seller or any of its Affiliates, Seller or its Affiliate shall hold such sums in trust for the benefit of Buyer and remit such sums, within two (2) Business Days of receipt, to such Servicer for transfer to the Account Bank for deposit in the Repo Collection Account as set forth in Section 5 or as otherwise directed in the written notice signed by Seller and Buyer.

From time to time, Seller shall forward or cause each Servicer to forward to Custodian additional original documents or additional documents evidencing any assumption, modification, consolidation or extension of a Purchased Asset approved in accordance with the terms of this Agreement, and upon receipt of any such other documents, Custodian shall hold such other documents as Custodian shall request pursuant to the Custodial Agreement. With respect to any documents which have been delivered or are being delivered to recording offices for recording and have not been returned to Seller in time to permit their delivery hereunder at the time required, in lieu of delivering such original documents, Seller shall deliver to Custodian a true copy thereof with an officer’s certificate certifying that such copy is a true, correct and complete copy of the original, which has been transmitted for recordation. Seller shall deliver such original documents to Custodian promptly when they are received. With respect to all Purchased Assets delivered by Seller to Custodian on behalf of Buyer, Seller shall execute an omnibus power of attorney substantially in the form of Exhibit F attached hereto irrevocably appointing Buyer its attorney-in-fact with full power to (i) following the occurrence and during the continuance of an Event of Default, record the Assignment of Mortgage and assignment of assignment of leases and rents and (ii) take such other steps as may be reasonably necessary or desirable to enforce Buyer’s rights against such Purchased Assets and the related Purchased Asset Files and the Servicing Records. Buyer shall deposit the Purchased Asset Files representing the Purchased Assets, or direct that the Purchased Asset Files be deposited directly, with Custodian. The Purchased Asset Files shall be maintained in accordance with the Custodial Agreement. Buyer may at any time following the occurrence of an Event of Default record any Assignment of Mortgage and assignment of assignment of leases and rents. Any Purchased Asset Files not delivered to Buyer or its designee (including Custodian) are and shall be held in trust by Seller or its designee for the benefit of Buyer as the owner thereof. Seller or its designee shall maintain a copy of the Purchased Asset File. The possession of the Purchased Asset File by Seller or its designee is at the will of Buyer for the sole purpose of servicing the related Purchased Asset, and such retention and possession by Seller or its designee is in a custodial capacity only. The books and records (including, without limitation, any computer records or tapes) of Seller or its designee shall be marked appropriately to reflect clearly the sale of the related Purchased Asset to Buyer. Seller or its designee (including Custodian) shall release its custody of the Purchased Asset Files only in accordance with written instructions from Buyer, unless such release is required as incidental to the servicing of the Purchased Assets, is in connection with a repurchase of any Purchased Asset by Seller or as otherwise required by law.

8.	SALE, TRANSFER, HYPOTHECATION OR PLEDGE OF PURCHASED ASSETS

Title to all Purchased Assets shall pass to and vest in Buyer on the applicable Purchase Dates and, subject to the terms of the Program Documents, Buyer or its designee shall have free and unrestricted use of all Purchased Assets and be entitled to exercise all rights, privileges and options relating to the Purchased Assets as the owner thereof, including rights of subscription, conversion, exchange, substitution, voting, consent and approval, and to direct any servicer or trustee. Buyer or its designee may engage in repurchase transactions with the Purchased Assets or otherwise sell, pledge, repledge, transfer, hypothecate, or rehypothecate the Purchased Assets, all on terms that Buyer may determine; provided, that, no such transaction shall affect the obligations of Buyer to transfer the Purchased Assets to Seller on each applicable Repurchase Date; provided, further, that Seller shall not be liable for any costs or expenses incurred by Buyer solely in connection with such hypothecation. In the event Buyer engages in a repurchase transaction with any of the Purchased Assets or otherwise pledges or hypothecates any of the Purchased Assets, Buyer shall have the right to assign to Buyer’s counterparty any of the applicable representations or warranties herein and the remedies for breach thereof, as they relate to the Purchased Assets that are subject to such repurchase transaction.

9.	RECOURSE

The obligations of Seller from time to time to pay the Repurchase Price, the Price Differential, and all other amounts due and obligations owing under this Agreement are full recourse obligations of Seller.

10.	REPRESENTATIONS AND WARRANTIES OF SELLER

(a) Seller hereby represents and warrants to Buyer that as of the Closing Date and as of each Purchase Date for the purchase of any Purchased Assets by Buyer from Seller (i) Seller is duly authorized and has the power to execute and deliver this Agreement, to enter into the Transactions contemplated hereunder and to perform its obligations under this Agreement and the other Program Documents, and it has taken all necessary action to authorize such execution, delivery and performance, (ii) Seller will engage in the Transactions contemplated hereunder as principal (or, if agreed in writing, in the form of an annex, exhibit or schedule hereto or otherwise, in advance of any Transactions by the other party hereto, as agent for a disclosed principal), (iii) the Person signing this Agreement on its behalf is duly authorized to do so on its behalf (or on behalf of any such disclosed principal), (iv) there is no action, suit, proceeding, investigation, or arbitration pending or, to the best knowledge of Seller, threatened against Guarantor or any Affiliated Originator, or any of their respective assets which could reasonably be expected to result in any Material Adverse Change (other than, solely with respect to any Affiliated Originator, any Material Adverse Change described in clause (i) of the definition thereof with respect to such Affiliated Originator), or which could reasonably be expected to have an adverse effect on the validity of the Program Documents or the Purchased Assets or any action taken or to be taken in connection with the obligations of Seller under any Program Documents, and (v) no other event or circumstance is outstanding which constitutes (or, with the expiration of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on any Affiliated Originator to which its assets are subject and which would result in any Material Adverse Change (other than, solely with respect to any Affiliated Originator, any Material Adverse Change described in clause (i) of the definition thereof with respect to such Affiliated Originator).

(b) In addition to the representations and warranties in Section 10(a) above, Seller represents and warrants to Buyer that as of the Closing Date, as of each Purchase Date for the purchase of any Purchased Assets by Buyer from Seller and as of each date any Transaction is outstanding hereunder:

(i)

Organization. Seller is duly formed, validly existing and in good standing under the laws and regulations of the state of Seller’s formation and is duly licensed, qualified and in good standing in every state where such licensing or qualification is necessary for the transaction of Seller’s business. Seller has the power to own and hold the assets it purports to own and hold, and to carry on its business as now being conducted and proposed to be conducted.

(ii)

Due Execution; Enforceability; Transactions. The Program Documents to which it is party have been duly executed and delivered by Seller for good and valuable consideration. The Program Documents to which it is party constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms subject to bankruptcy, insolvency and other limitations on creditors’ rights generally and to equitable principles.

(iii)

Non-Contravention; Consents. None of the execution, delivery and performance of the Program Documents, the consummation by Seller of the transactions contemplated by the Program Documents, including the Transactions contemplated hereunder (or any of them), nor compliance by Seller with the terms, conditions and provisions of the Program Documents (or any of them) will conflict with or result in a breach of any of the terms, conditions or provisions of (i) the organizational documents of Seller, (ii) any contractual obligation by which Seller is bound or the rights related to which have been assigned to Seller or the obligations under which have been assumed by Seller or to which the assets of Seller are subject or constitute a default thereunder, or result thereunder in the creation or imposition of any lien upon any of the assets of Seller, other than pursuant to the Program Documents, (iii) any judgment or order, writ, injunction, decree or demand of any court applicable to Seller, or (iv) any applicable Requirement of Law. Seller has obtained all necessary authorizations, licenses, permits and other consents from Governmental Authorities required in connection with this Agreement and the Transactions contemplated hereunder, to acquire, own and sell the Purchased Assets and for the performance of its obligations under the Program Documents, and such authorizations, licenses, permits and other consents are in full force and effect.

(iv)

Litigation; Requirements of Law. There is no action, suit, proceeding, investigation, or arbitration pending or, to the best knowledge of Seller, threatened against Seller or Pledgor or any of their respective assets which could reasonably be expected to result in any Material Adverse Change, or which could reasonably be expected to have an adverse effect on the validity of the Program Documents or the Purchased Assets or any action taken or to be taken in connection with the obligations of Seller under any Program Documents. Seller is in compliance in all material respects with all Requirements of Law. None of Seller, Guarantor or Pledgor is in default in any material respect with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority.

(v)

No Broker. Seller has not dealt with any broker, investment banker, agent, or other Person (other than Buyer or an Affiliate of Buyer) who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to any of the Program Documents.

(vi)

Good Title to Purchased Assets. Immediately prior to the purchase of any Purchased Asset by Buyer from Seller under this Agreement, Seller owned such Purchased Asset free and clear of any lien, encumbrance or impediment to transfer (including any “adverse claim” as defined in Section 8-102(a)(1) of the UCC), and Seller is the record and beneficial owner of and has good and marketable title to and the right to sell and transfer such Purchased Asset to Buyer and, upon transfer of such Purchased Asset to Buyer, Buyer shall be the owner of such Purchased Asset free of any adverse claim (other than any claim created by Buyer), subject to the rights of Seller pursuant to the terms of this Agreement. If contrary to the intention of the parties hereto, any Transaction is characterized as a secured financing of the related Purchased Assets, the provisions of this Agreement are effective to create in favor of Buyer a valid security interest in all rights, title and interest of Seller in, to and under the Collateral related to such Purchased Assets to the extent such security interest can be perfected by filing or by delivery to and possession by Custodian, and Buyer shall have a valid, perfected first priority security interest in such Purchased Assets.

(vii)

No Default. No Default or Event of Default has occurred and is continuing under or with respect to the Program Documents. No other event or circumstance is outstanding which constitutes (or, with the expiration of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on any of Seller or Pledgor to which its assets are subject and which would result in any Material Adverse Change.

(viii)

Representations and Warranties Regarding the Purchased Assets; Delivery of Purchased Asset File. Each Purchased Asset sold in a Transaction hereunder conforms to the applicable representations and warranties set forth in Exhibit G-1, as modified by any Approved Exception Report. It is understood and agreed that the representations and warranties set forth in Exhibit G-1, as modified by an Approved Exception Report, if any, shall survive delivery of the respective Purchased Asset File to Buyer or its designee (including Custodian) to the extent permitted by applicable law. With respect to each Purchased Asset, the Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents, in each case to the extent required to be delivered under this Agreement and the Custodial Agreement for such Purchased Asset, have been delivered to Buyer or Custodian or Bailee, as applicable, on its behalf. Seller or its designee is in possession of a complete, true and accurate Purchased Asset File with respect to each Purchased Asset, except for such documents the originals of which have been delivered to Custodian or Bailee and except as disclosed to and approved by Buyer in writing.

(ix)

Adequate Capitalization; No Fraudulent Transfer. Seller has, as of the Purchase Date, adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations. Seller is generally able to pay, and as of the date hereof is paying, its debts as they come due. Seller is not insolvent nor will Seller be made insolvent by virtue of Seller’s execution of or performance under any of the Program Documents within the meaning of the bankruptcy laws or the insolvency laws of any jurisdiction relevant to any such determination in respect of Seller. Seller has not entered into any Program Document or any Transaction pursuant thereto in contemplation of insolvency or with intent to hinder, delay or defraud any creditor.

(x)

Consents. No consent, approval or other action of, or filing by Seller with, any Governmental Authority or any other Person is required to authorize, or is otherwise required in connection with, the execution, delivery and performance of any of the Program Documents (other than consents, approvals, actions and filings that have been obtained or made, as applicable).

(xi)

Ownership. The direct, and to the extent depicted, the indirect, ownership interests in Seller, Guarantor and Pledgor are as set forth on the organizational chart attached hereto as Exhibit H, which organizational chart may be updated from time to time without Buyer’s consent (so long as such update does not result from a Change of Control), upon two (2) Business Days prior written notice from Seller to Buyer.

(xii)	Organizational Documents. Seller has delivered to Buyer certified copies of its organizational documents, together with all amendments thereto, if any.

(xiii)

No Encumbrances. Subject to the terms of this Agreement and except for Permitted Liens and Title Exceptions, there are (i) no outstanding rights, options, warrants or agreements on the part of Seller for a purchase, sale or issuance, in connection with the Purchased Assets, and (ii) no agreements on the part of Seller to issue, sell or distribute the Purchased Assets.

(xiv)

Investment Company. None of Seller, Pledgor or Guarantor is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “1940 Act”). Seller is not a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Wall Street Reform and Consumer Protection Act. In making the determination that the Seller is not a covered fund, the Seller does not rely solely on the exemption from the definition of “investment company” set forth in Sections 3(c)(1) and/or 3(c)(7) of the 1940 Act.

(xv)

Taxes. For U.S. federal and applicable state and local income and franchise tax purposes, Seller is classified, treated and reported as an entity whose separate existence is disregarded from that of its sole beneficial owner (as determined for U.S. federal income tax purposes), and is not classified, treated or reported as an association or publicly traded partnership taxable as a corporation or as a taxable mortgage pool, each as defined for U.S. federal income tax purposes. The sole beneficial owner of Seller for U.S. federal income tax purposes is a “United States person” as defined in Section 7701(a)(30) of the Code. Seller has filed or caused to be filed all income and other material Tax returns which would be delinquent if they had not been filed on or before the Closing Date, and has paid all income and other material Taxes that are due and payable on or before the Closing Date and all assessments, fees and other governmental charges levied or imposed on it or its properties, income or assets otherwise due and payable, except for Taxes, assessments, fees and other governmental charges that are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP. No liens for Taxes not yet due and payable have been filed against any of Seller’s assets and no claims have been asserted in writing against Seller or any of its assets with respect to any Taxes, fees or other governmental charges that are not being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP.

(xvi)

ERISA. Seller does not have any ERISA Affiliates. Seller does not sponsor, maintain, contribute to, or have any liability or obligations, including by reason of any past ERISA Affiliates, with respect to any Plans or any Multiemployer Plans. None of the assets of the Seller, Guarantor or the Pledgor constitute Plan Assets.

(xvii)

Judgments/Bankruptcy. Except as disclosed in writing to Buyer, there are no judgments against Seller or, to Seller’s knowledge, Pledgor unsatisfied of record or docketed in any court located in the United States of America and no Insolvency Event has ever occurred with respect to Seller, Guarantor, Pledgor or any Affiliated Originator.

(xviii)

Full and Accurate Disclosure. The information contained in the Program Documents executed and delivered by Seller, Guarantor, Pledgor or any Affiliated Originator, and the written statements furnished by or on behalf of Seller pursuant to the terms of the Program Documents, taken as a whole, do not contain any untrue statement of a material fact or, to Seller’s knowledge, omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

(xix)

Financial Information. All financial data concerning Seller that has been delivered by or on behalf of Seller to Buyer fairly presents in all material respects the financial condition of Seller as of the dates thereof and has been prepared in accordance with GAAP to the extent applicable. Since the delivery of such data, except as otherwise disclosed in writing to Buyer, there has been no change in the financial position of Seller, or in the results of operations of Seller, which change is reasonably likely to result in a Material Adverse Change.

(xx)

Payment Instructions. On or before the Purchase Date for each Purchased Asset, Seller has instructed the related Mortgagor, borrower or other obligor, as applicable, in writing to pay all amounts due under such Purchased Asset to the applicable Servicer.

(xxi)

Notice Address; Jurisdiction of Organization. On the date of this Agreement, Seller’s address for notices is specified in Annex I hereto. Seller’s jurisdiction of formation is Delaware. The location where Seller keeps its books and records, including all computer tapes and records relating to the Collateral, is Seller’s address for notices specified in Annex I hereto.

(xxii)	Embargoed Person; Patriot Act Compliance.

(A)

None of the funds or assets of Seller, Pledgor or Guarantor, as applicable, constitute property of, or are beneficially owned directly or, to Seller’s best knowledge, indirectly, by any Embargoed Person (as hereinafter defined) and no Embargoed Person has any direct interest, and to Seller’s best knowledge, as of the date hereof, based upon reasonable inquiry by Seller, indirect interest, of any nature whatsoever in Seller, Pledgor or Guarantor, as applicable, with the result that the investment in Seller, Pledgor or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Transactions are in violation of law.

(B)

None of Seller, Pledgor or Guarantor, nor any Person Controlling, Controlled by or under common Control with Seller, Pledgor or Guarantor is a “senior foreign political figure” or an “immediate family” member or “close associate” (as all such terms are defined below) of a senior foreign political figure within the meaning of the Patriot Act. For the purposes of this subsection, (i) “senior foreign political figure” means a senior official in the executive, legislative, administrative, military or judicial branches of a foreign government

(whether elected or not), a senior official of a major foreign political party or a senior executive of a foreign government-owned corporation, and such term also includes any corporation, business or other entity that has been formed by, or for the benefit of, a senior foreign political figure, (ii) “immediate family” of a senior foreign political figure includes the figure’s parents, siblings, spouse, children and in-laws, and (iii) “close associate” of a senior foreign political figure means a person who is widely and publicly known to maintain an unusually close relationship with the senior foreign political figure, and includes a person who is in a position to conduct substantial domestic and international financial transactions on behalf of the senior foreign political figure.

(xxiii)

Anti-Corruption. To the knowledge of Seller, none of the legal entities or individuals referred to in Section 12(p) of this Agreement is subject to any action, proceedings or formal investigation under any Anti-Corruption Rules applicable to it.

(xxiv)

Sanctionable Activity. Neither Seller, nor any of its Affiliates (including, without any limitation, Pledgor or Guarantor), nor any Persons acting on its or their behalf in connection with this Agreement (including its respective directors, officers or employees) is a Sanctioned Person. None of Seller, Pledgor or Guarantor is engaged in, and in the past five years has not engaged in, any Sanctionable Activity. Seller does not derive revenues or profits business involving any Sanctioned Persons or Sanctioned Countries.

11.	NEGATIVE COVENANTS OF SELLER

On and as of the Closing Date and each Purchase Date and until this Agreement is no longer in force with respect to any Transaction, Seller shall not, without the prior written consent of Buyer:

(a) engage in any action or inaction which would directly or indirectly impair or adversely affect Buyer’s title to the Purchased Assets;

(b) transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, or pledge or hypothecate, directly or indirectly, any interest in any Purchased Asset to any Person other than Buyer, or engage in repurchase transactions or similar transactions with respect to any Purchased Asset with any Person other than Buyer;

(c) change its name or its jurisdiction of organization from the jurisdiction referred to in Section 10(b)(xxi) unless it shall have provided Buyer ten (10) days’ prior written notice of such change;

(d) create, incur or permit to exist any lien, encumbrance or security interest in or on any Purchased Asset, except for any (i) Liens created in favor of Buyer under this Agreement, (ii) Permitted Liens and (iii) Title Exceptions;

(e) create, incur or permit to exist any lien, encumbrance or security interest in or on any of the other Collateral subject to the security interest granted by Seller pursuant to Section 6 of this Agreement, except for any (i) Liens created in favor of Buyer under this Agreement, (ii) Permitted Liens and (iii) Title Exceptions;

(f) modify or terminate any of the organizational documents of Seller, including, without limitation, the Seller LLC Agreement;

(g) consent or assent to or otherwise allow any Material Modification to any Purchased Asset without the prior written consent of Buyer, in its sole and absolute discretion (for the avoidance of doubt, however, Seller shall be permitted to amend or modify the terms of any Purchased Asset without Buyer’s consent provided such amendment or modification is not a Material Modification);

(h) admit any additional members in Seller, or permit the sole member of Seller to assign or transfer all or any portion of its membership interests in Seller other than in favor of Buyer pursuant to this Agreement and the other Program Documents;

(i) take any action, file any Tax return, or make any election inconsistent with the classification and treatment of Seller, for U.S. federal and applicable state and local income and franchise tax purposes, as an entity whose separate existence is disregarded from that of its sole beneficial owner (as determined for U.S. federal income tax purposes), including making an election pursuant to Section 301.7701-3 of the Treasury Regulations to be classified as an association taxable as a corporation;

(j) after the occurrence and during the continuation of any Default or any Event of Default, make any distribution, payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any Capital Stock of Seller, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller;

(k) send a Redirection Letter or otherwise instruct any Mortgagor or the applicable Servicer, as applicable, to make any payment due on such Purchased Asset to any account other than the Repo Collection Account or Collection Account, as applicable; or

(l) establish, sponsor, maintain, contribute to, have any obligation to contribute to, or incur any liability (contingent or otherwise) or obligations with respect to any Plans or any Multiemployer Plans.

12.	AFFIRMATIVE COVENANTS OF SELLER

(a) Seller shall promptly (and, in any event, within three (3) Business Days of obtaining knowledge thereof) notify Buyer of any Material Adverse Change; provided, however, that such notice shall not relieve Seller of its other obligations under this Agreement.

(b) Seller shall provide Buyer with copies of such documents as Buyer may reasonably request in writing evidencing the truthfulness of the representations set forth in Section 10.

(c) Seller (i) shall defend the right, title and interest of Buyer in and to the Collateral against, and take such other action as is necessary to remove, all Liens, security interests, claims and demands of all Persons (other than security interests by or through Buyer, Permitted Liens and Title Exceptions) against the Purchased Assets or Collateral and (ii) shall, at Buyer’s written request, take all action necessary to ensure that Buyer will have a first priority security interest in the Purchased Assets in the event such Transactions are recharacterized as secured financings.

(d) Seller shall notify Buyer and Account Bank of the occurrence of any Default or Event of Default (and the steps, if any, being taken to remedy it) as soon as possible, but in no event later than three (3) Business Days, after obtaining actual knowledge of such event.

(e) Seller shall promptly (and, in any event, not later than three (3) Business Days following receipt) deliver, or cause each Servicer, to deliver to Buyer (i) any notice of the occurrence of an event of default under any Purchased Asset Document, (ii) notice of the occurrence of any event that results in a Purchased Asset becoming a Defaulted Asset, (iii) notice of the occurrence of any event that results in a Purchased Asset no longer being an Eligible Asset and (iv) notice of the occurrence of any Major Credit Event. Further, Seller shall provide Buyer any other information with respect to any Purchased Asset as may be reasonably requested by Buyer from time to time.

(f) Seller will permit Buyer or its designated representative to inspect Seller’s records with respect to the Collateral and the conduct and operation of its business related thereto upon reasonable prior written notice from Buyer or its designated representative, at such reasonable times and with reasonable frequency, and to make copies of extracts of any and all thereof, subject to the terms of any confidentiality agreement between Buyer and Seller.

(g) At any time upon the reasonable written request of Buyer, at the sole expense of Seller, Seller will promptly and duly execute and deliver to Buyer such further instruments and documents and take such further actions as Buyer may reasonably request for the purposes of obtaining or preserving the full benefits of this Agreement, including the first priority security interest granted hereunder and of the rights and powers herein granted (including, among other things, filing such UCC financing statements as Buyer may request). If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any promissory note, other instrument or chattel paper, such note, instrument or chattel paper shall be promptly, but in any event within two (2) Business Days, delivered to Buyer, duly endorsed in a manner satisfactory to Buyer, to be held as Collateral pursuant to this Agreement, and the documents delivered in connection herewith.

(h) Seller (or a Servicer on its behalf) shall provide Buyer with the following financial and reporting information:

(i)

Within sixty (60) days after the last day of each of the first three (3) fiscal quarters in any fiscal year, Guarantor’s consolidated and unaudited balance sheet as of the end of such fiscal quarter and the related unaudited consolidated statement of income of Guarantor for such fiscal quarter, in each case presented fairly in accordance with GAAP and accompanied by a compliance certificate in the form of Exhibit E hereto;

(ii)

Within one hundred twenty (120) days after the last day of each fiscal year of Guarantor, (A) Guarantor’s consolidated and audited balance sheet as at the end of such fiscal year and the related audited consolidated statement of income for such fiscal year, in each case, audited by an independent certified public accountant of recognized national standing, presented fairly in accordance with GAAP and accompanied by a compliance certificate in the form of Exhibit E hereto and (B) Seller’s consolidated and unaudited statements of operations, statements of cash flows and statements of changes in net assets for such year and statements of assets, liabilities and net assets as of the end of such year, in each case presented fairly in accordance with GAAP and accompanied by a compliance certificate in the form of Exhibit E hereto;

(iii)

Within seventy-five (75) days after the last day of each calendar quarter in any fiscal year, any and all property level financial information that is in the possession of Seller or any Affiliate of Seller (including without limitation operating statements and occupancy reports), together with a cover sheet by Seller or the applicable Servicer summarizing the property performance made available to Seller with respect to each Purchased Asset (or, with respect to a portfolio of Purchased Assets, a consolidated summary of performance of the entire portfolio), which cover sheet shall set forth the net operating income, debt yield calculation, debt service coverage ratio, occupancy, revenue per available room (for Hotel Purchased Assets) and sales/square footage (for retail properties) with respect to each Purchased Asset, and a loan status report containing a summary of all material changes to the property (including without limitation lease renewals/lapses, property improvements, appraisal updates and reserve balances);

(iv)

(A) Prior to each biennial anniversary of the later of (x) the applicable Purchase Date and (y) the date of the most recent Appraisal ordered at Seller’s expense with respect to such Purchased Asset, and (B) once per calendar year with respect to such Purchased Asset, within sixty (60) days after Buyer’s request, in each case a new Appraisal with respect to the Mortgaged Property relating to any Purchased Asset;

(v)	On the Servicer Reporting Date, the Monthly Remittance Report (as defined in the Servicing Agreement);

(vi)

On the 30th day of each month or as available if sooner, all Mortgaged Property financial and performance information prepared by the related Mortgagor and distributed to Seller, as well as information regarding the Mortgagor and any other obligors received by Seller with respect to the Purchased Assets, in each case with respect to the preceding month, and quarterly, a portfolio report in a form reasonably satisfactory to Buyer, prepared by or on behalf of Seller;

(vii)	a Distribution Worksheet by no later than four (4) Business Days prior to each Remittance Date, which Buyer shall review and approve in writing prior to the next succeeding Remittance Date; and

(viii)	Any other report reasonably requested by Buyer.

(i) Seller shall at all times comply with all laws, ordinances, rules and regulations of any federal, state, municipal or other public authority having jurisdiction over Seller or any of its assets, except where a lack of such compliance would not be reasonably likely to result in a Material Adverse Change and Seller shall do, or cause to be done, all things reasonably necessary to preserve and maintain in full force and effect its legal existence, and all licenses material to its business.

(j) Seller shall at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions in accordance with GAAP and set aside on its books from its earnings for each fiscal year all such proper reserves in accordance with GAAP.

(k) Seller shall observe, perform and satisfy all the terms, provisions, covenants and conditions required to be observed, performed or satisfied by it, and shall pay when due all out-of-pocket costs, fees and expenses required to be paid by it, under the Program Documents. Seller shall pay and discharge all Taxes, levies, liens and other charges, if any, incurred by it or levied or imposed on its assets or on the Collateral as the same become due and payable and prior to the time the same would in any manner create any lien or charge upon the Collateral, except for any such Taxes, levies, liens and other charges as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP and excluding other Permitted Liens and Title Exceptions.

(l) Seller shall advise Buyer in writing of any change in Seller’s name or organizational structure or the places where the books and records pertaining to the Purchased Assets are held not less than ten (10) Business Days prior to taking any such action.

(m) Seller will maintain records with respect to the Collateral and the conduct and operation of its business with no less a degree of prudence than if the Collateral were held by Seller for its own account and will furnish Buyer, upon reasonable request by Buyer or its designated representative, with information reasonably obtainable by Seller with respect to the Collateral and the conduct and operation of its business.

(n) Seller shall provide Buyer with reasonable access to any operating statements, any occupancy status and any other property level information, with respect to the Mortgaged Properties, plus any such additional reports in Seller’s possession or control as Buyer may reasonably request with respect to the Mortgaged Properties.

(o)

(i)

Seller shall comply with the Patriot Act and all applicable requirements of any Governmental Authority having jurisdiction over Seller and/or the Purchased Assets, including those relating to money laundering and terrorism. If Seller fails to comply with the Patriot Act or any such requirements of any Governmental Authority, then Buyer may, at its option, cause Seller to comply therewith and any and all costs and expenses incurred by Buyer in connection therewith shall be secured by the Collateral and shall be immediately due and payable.

(ii)

At all times, (i) none of the funds or other assets of Seller, Pledgor or Guarantor shall constitute property of, or shall be beneficially owned, directly or indirectly, by any Person subject to any Sanctions or subject to any trade restrictions under United States law, including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (PATRIOT Act) of 2001 and any Executive Orders or regulations promulgated thereunder, each as may be amended from time to time, with the result that the investment in Seller, Pledgor or Guarantor, as applicable (whether directly or indirectly), would be prohibited by law (each, an “Embargoed Person”), or any Transaction would be in violation of law, (ii) no Embargoed Person shall have any interest of any nature whatsoever in Seller, Pledgor or Guarantor, as applicable, with the result that the investment in Seller, Pledgor or Guarantor, as applicable (whether directly or indirectly), would be prohibited by law or any Transaction would be in violation of law, and (iii) none of the funds of Seller, Pledgor or Guarantor, as applicable, shall be derived from any unlawful activity with the result that the investment in Seller, Pledgor or Guarantor, as applicable (whether directly or indirectly), would be prohibited by law or any Transaction would be in violation of law. Seller has ascertained the identity of all persons and entities who have provided funds to capitalize Seller and has conducted verification procedures which are sufficient to establish the identity and source of such funds, in each case excluding public shareholders of Guarantor.

(iii)

Neither Seller nor, to Seller’s knowledge, any owner of a direct or indirect interest in Seller (i) is subject to any Sanctions or listed on any Government Lists, (ii) is a person who has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13224 (Sept. 23, 2001) or any other similar prohibitions contained in the rules and regulations of OFAC or in any enabling legislation or other Presidential Executive Orders in respect thereof, (iii) has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any Patriot Act Offense, or (iv) is currently under formal investigation by any Governmental Authority for alleged criminal activity. For purposes hereof, the term “Patriot Act Offense” means any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (A) the criminal laws against terrorism; (B) the criminal laws against money laundering, (C) the Bank Secrecy Act, as amended, (D) the Money Laundering Control Act of 1986, as amended, or (E) the Patriot Act. “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense. For purposes hereof, the term “Government Lists” means (1) the Specially Designated Nationals and Blocked Persons Lists maintained by OFAC, (2) U.S. Department of the Treasury’s FINCEN list, (3) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC that Buyer notified Seller in writing is now included in “Government Lists”, or (4) any similar lists maintained by the United States Department of State, the United States Department of Commerce or any other Governmental Authority or pursuant to any Executive Order of the President of the United States of America that Buyer notified Seller in writing is now included in “Government Lists”.

(iv)

At all times, none of any of Seller, any Authorized Representatives of Seller, Pledgor or Guarantor, nor any Person Controlling, Controlled by or under common Control with any of Seller, Pledgor or Guarantor, nor any Person having a beneficial interest in, or for whom any of Seller, Pledgor or Guarantor is acting as agent or nominee in connection with the investment, is (a) a country, territory, person or entity named on an OFAC or FINCEN list, or is a Person that resides in or has a place of business in a country or territory named on such lists; (b) a Person residing in, or organized or chartered under the laws of a jurisdiction identified as non–cooperative by the Financial Action Task Force (“FATF”); or (c) a Person whose funds originate from or will be routed through, an account maintained at a foreign shell bank.

(p) Neither Seller, nor any of its directors, partners, members, shareholders, participants, officers, employees or agents, have been engaged in an activity or have taken actions that would violate in any material respect any Anti-Corruption Rules applicable in any of the jurisdictions in which Seller and its Affiliates are operating. Moreover, Seller has taken and shall take at any time all measures it deems appropriate to prevent the risk of corruption, influence peddling, and bribery in violation of Requirements of Law by itself, its officers, employees or agents as well as its Affiliates, their directors, partners, members, shareholders, participants, officers, employees or agents.

(q) Seller shall promptly notify Buyer of any action, suit, proceeding, investigation, or arbitration pending or, to the best knowledge of Seller, threatened against Seller, Guarantor, Pledgor, any Affiliated Originator or any of their respective assets that could reasonably be expected to result in any Material Adverse Change (other than, solely with respect to any Affiliated Originator, any Material Adverse Change described in clause (i) of the definition thereof with respect to such Affiliated Originator), or that could reasonably be expected to have an adverse effect on the validity of the Program Documents or the Purchased Assets or any action taken or to be taken in connection with the obligations of Seller under any Program Documents.

(r) If any Purchased Asset is repurchased by Seller, or if any Whole Loan or A-Note offered as a Purchased Asset is rejected by Buyer or otherwise owned by Seller and not subject to a Transaction hereunder, Seller shall sell, transfer, assign or otherwise dispose of such Whole Loan or A-Note within thirty (30) days (or such longer period consented to by Buyer in its sole, good faith discretion) of the related Repurchase Date or the date that Buyer notifies Seller of such rejection.

(s) Seller shall promptly deliver to Buyer, upon the written request of Buyer, an updated Beneficial Ownership Certification if any information therein changes.

(t) Seller shall not permit or authorize any Person to, directly or indirectly, use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of any Transaction or other transaction(s) contemplated by this Agreement (i) in violation of any applicable Anti-Corruption Rules or (ii) to fund or facilitate any activities or business of, with, in or related to any Sanctioned Person or any Sanctioned Country, or in any other manner, in each case as will result in a violation of any Sanctions by, or would constitute Sanctionable Activity by, any Person participating in the transactions contemplated by this Agreement. Seller shall ensure that no Sanctioned Person will have any direct or indirect interest in any funds repaid or remitted by Seller in connection with any Transaction resulting in a violation of Sanctions by or a restriction on the use of such funds with respect to any Person. Seller shall maintain policies and procedures reasonably designed to ensure compliance with Sanctions and with the obligations under this Section 12(t). Seller shall supply to Buyer details of any claim, action, suit, proceedings or formal investigation against Seller with respect to any Sanctions (on becoming aware of them, and to the extent permitted by law).

(u) Seller shall require that any Purchase Agreement with respect to an Eligible Asset originated by an Affiliated Originator include an express waiver by such Affiliated Originator of (i) any claim of ownership or right of reclamation or recovery with respect to such Eligible Asset following the sale or transfer thereunder and (ii) any right to challenge, avoid or otherwise pursue, effect or consent to the recharacterization of the sale and transfer of such Eligible Asset thereunder as something other than as (x) without recourse to Seller and (y) a true sale or true contribution.

13.	SPECIAL PURPOSE ENTITY

Seller hereby represents and warrants to Buyer, and covenants with Buyer, that as of the Closing Date and so long as any of the Program Documents shall remain in effect:

(a) It was formed solely for the purpose of (i) originating, acquiring and holding, directly and subject to this Agreement, the Purchased Assets, (ii) engaging in the Transactions and (iii) performing its obligations under the Program Documents.

(b) It is and intends to remain solvent and it has paid and will pay its debts and liabilities (including employment and overhead expenses) from its own assets as the same shall become due.

(c) It has complied and will comply with the provisions of its certificate of formation and its limited liability company agreement.

(d) It has done or caused to be done and will, to the extent under its control, do all things necessary to observe all limited liability company formalities and to preserve its existence.

(e) It has maintained and will maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates, its members and any other Person, and it will file its own Tax returns, if any, that are required by law (except to the extent consolidation is required under GAAP (in the case of financial statements) or has been elected or is mandatory under the Code or the tax law of any State (in the case of Tax returns) or is required as a matter of law), provided, however, that Seller’s assets may be included in a consolidated financial statements and Tax returns of Guarantor; provided, further, that, Seller’s assets shall also be listed on Seller’s own separate balance sheet.

(f) (i) It has been, is and will be and at all times will hold itself out to the public as a legal entity separate and distinct from any other Person (including any Affiliate), (ii) shall correct any known misunderstanding regarding its status as a separate entity, (iii) shall conduct business (A) in a reasonable and prudent manner and in accordance with its organizational documents and in a manner that is in compliance with the Program Documents and (B) in its own name, (iv) shall not identify itself as a division or part of any of its Affiliates, (v) shall maintain and utilize separate stationery, invoices and checks, and (vi) shall pay to any Affiliate that incurs costs for office space and administrative services that it uses, the amount of such costs allocable to its use of such office space and administrative services.

(g) It has not owned and will not own any property or any other assets other than the Collateral and cash and interests in hedges and Eligible Assets that are to be offered as Purchased Assets or that have been repurchased.

(h) It has not engaged and will not engage in any business other than the origination, acquisition, ownership, hedging, administering, financing and disposition of the Collateral in accordance with the applicable provisions of the Program Documents.

(i) It has not entered into, and will not enter into, any contract or agreement with any of its Affiliates, except upon terms and conditions that are substantially similar to those that would be available on an arm’s-length basis with Persons other than an Affiliate.

(j) It has not incurred and will not incur any indebtedness or obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than (i) obligations under the Program Documents; (ii) obligations under the Purchased Asset Documents; and (iii) liabilities, contingent or otherwise, which are normal and incidental to the origination, acquisition, ownership, hedging, financing and disposition of the Purchased Assets.

(k) It has not made and will not make any loans or advances (other than Eligible Assets) to any other Person, and shall not acquire obligations or securities of any member or any Affiliate of any member (other than in connection with the acquisition of the Eligible Assets) or any other Person.

(l) It will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.

(m) It shall not seek its dissolution, liquidation or winding up, in whole or in part, or suffer any Change of Control, Division, consolidation or merger with respect to itself.

(n) It will not commingle its funds and other assets with those of any of its Affiliates or any other Person.

(o) It has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any of its Affiliates or any other Person.

(p) It has not held and will not hold itself out to be responsible for the debts or obligations of any other Person.

(q) It shall not take any of the following actions without the affirmative vote of the Independent Manager: (i) permit its members to dissolve or liquidate Seller, in whole or in part; (ii) consolidate or merge with or into any other entity or convey or transfer all or substantially all of its properties and assets to any entity; or (iii) institute any proceeding to be adjudicated as bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it, or file a petition or answer or consent seeking reorganization or relief under the Bankruptcy Code, or effect any similar procedure under any similar law, or consent to the filing of any such petition or to the appointment of a receiver, rehabilitator, conservator, liquidator, assignee, trustee or sequestrator (or other similar official) of Seller or of any substantial part of its property, or order the winding up or liquidation of its affairs, or make an assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or take any action in furtherance of any of the foregoing.

(r) It has no liabilities, contingent or otherwise, other than those normal and incidental to the origination, acquisition, ownership, hedging, financing and disposition of the Purchased Assets, except as contemplated by the Program Documents.

(s) It has not maintained and shall not maintain any employees.

(t) It shall at all times maintain at least one Independent Manager whose identity has been made known to Buyer and shall give prior written notice to Buyer of any resignation, withdrawal, discharge or replacement of such Independent Manager. For so long as any of Seller’s Repurchase Obligations under this Agreement and the other Program Documents are outstanding, Seller shall not take any of the actions contemplated by Section 13(q) above without the affirmative vote of such Independent Manager. Seller shall not terminate, replace or otherwise remove any Independent Manager without the written consent of Buyer.

(u) It shall at all times discharge all obligations and liabilities due and owing by it from its own funds.

14.	EVENTS OF DEFAULT; REMEDIES

(a) The occurrence of any of the following events shall be an Event of Default hereunder (each, an “Event of Default”):

(i)	Seller fails to repurchase any Purchased Asset upon the related Repurchase Date or repurchase all of the Purchased Assets on the Facility Termination Date;

(ii)	Seller fails to comply with Section 4 hereof;

(iii)	an Insolvency Event occurs with respect to Seller, Guarantor or Pledgor;

(iv)	Seller or Guarantor shall admit, in writing, its inability to, or its intention not to, perform any of its obligations hereunder or any Program Document;

(v)

either (A) the Program Documents shall for any reason not cause, or shall cease to cause, Buyer to be the owner free of any adverse claim (other than the rights of Seller pursuant to this Agreement) of any of the Purchased Assets, or (B) if a Transaction is recharacterized as a secured financing, the Program Documents with respect to any Transaction shall for any reason cease to create a valid first priority security interest in favor of Buyer in any of the Purchased Assets if such breach in respect of either (A) or (B) is not cured within three (3) Business Days after notice thereof to Seller or Guarantor;

(vi)

failure of Buyer to receive on any Remittance Date the accrued and unpaid Price Differential (including, without limitation, in the event the Income paid or distributed on or in respect of the Purchased Assets is insufficient to make such payment and Seller does not make such payment or cause such payment to be made), which failure is not remedied within three (3) Business Days;

(vii)

failure of Seller to make any other payment owing to Buyer that has become due, whether by acceleration or otherwise under the terms of this Agreement, which failure is not remedied within the applicable period (in the case of a failure pursuant to Section 4) or five (5) Business Days (in the case of any other such failure);

(viii)

any governmental, regulatory, or self-regulatory authority shall have taken any action to remove, limit, restrict, suspend or terminate the rights, privileges, or operations of Seller, which suspension results in a Material Adverse Change;

(ix)	a Change of Control shall have occurred or a Division with respect to Seller, Guarantor or Pledgor shall have occurred;

(x)

any representation made by Seller, Guarantor or Pledgor shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated which incorrect or untrue representation is not cured within fifteen (15) days of the earlier of (i) the receipt of written notice by Seller and (ii) knowledge of Seller; provided, however, that if such breach or failure is not reasonably susceptible of cure within such fifteen (15) day period, then provided that a cure is possible, Seller commences to cure within such fifteen (15) day period and diligently pursues such cure, such fifteen (15) day period shall be extended as reasonably necessary to complete the cure thereof for a period not to exceed thirty (30) days; provided further that a representation made by Seller with respect to a Purchased Asset set forth on Exhibit G-1 shall not be considered incorrect or untrue in any material respect if (A) Seller was unaware that such representation was incorrect or untrue when made and (B) within such fifteen (15) day period, Seller terminates the Transaction with respect to such Purchased Asset and deposits into an account of Buyer an amount equal to the Repurchase Price of such Purchased Asset without any required Exit Fee;

(xi)	Guarantor shall fail to comply with any of the financial covenants set forth in Section 9 of the Guaranty or shall have defaulted or failed to perform under the Guaranty;

(xii)

a final non-appealable judgment (other than a judgment to the extent covered by insurance) by any competent court in the United States of America for the payment of money in an amount greater than $250,000 (in the case of Seller or Pledgor) or $25,000,000 (in the case of Guarantor) shall have been rendered against Seller, Guarantor or Pledgor, and remained undischarged or unpaid for a period of sixty (60) days, during which period execution of such judgment is not effectively stayed by bonding over or other means acceptable to Buyer;

(xiii)

Seller or Pledgor shall have defaulted or failed to perform under any note, indenture, loan agreement, guaranty, repurchase agreement, swap agreement or any other contract, agreement or transaction to which it is a party, which default (A) involves the failure to pay a monetary obligation in excess of $250,000, or (B) permits the acceleration of the maturity of obligations in excess of $250,000, by any other party to or beneficiary of such note, indenture, loan agreement, guaranty, repurchase agreement, swap agreement or other contract, agreement or transaction;

(xiv)

if Seller, Guarantor or Pledgor shall breach or fail to perform any of the terms, covenants, obligations or conditions of this Agreement or any other Program Document, other than as specifically otherwise referred to in this definition of “Event of Default”, and such breach or failure to perform is not remedied within thirty (30) days after notice thereof to Seller by Buyer;

(xv)

Guarantor shall have defaulted or failed to perform under any note, indenture, loan agreement, guaranty, repurchase agreement, swap agreement or any other contract, agreement or transaction to which it is a party, which default (A) involves the failure to pay a monetary obligation in excess of $25,000,000, or (B) permits the acceleration of the maturity of obligations in excess of $25,000,000, by any other party to or beneficiary of such note, indenture, loan agreement, guaranty, repurchase agreement, swap agreement or other contract, agreement or transaction;

(xvi)

any of Seller, Guarantor, Pledgor or any Affiliated Originator shall have committed a fraudulent act or knowingly made a misrepresentation in connection with this Agreement or any of the Program Documents;

(xvii)	the assets of Seller, Guarantor or Pledgor constitute Plan Assets;

(xviii)	Seller or any Servicer that is an Affiliate of Seller consents or assents to or otherwise allows any Material Modification without the prior written consent of Buyer;

(xix)	any breach of the provisions of this Agreement relating to Anti-Corruption Rules or Sanctions;

(xx)

if Servicer is an Affiliate of Seller or Guarantor, Servicer fails to deposit all Income into the Repo Collection Account by the Servicer Remittance Date, in accordance with the applicable Servicing Acknowledgment Agreement; or

(xxi)

If a Servicer is not an Affiliate of Seller or Guarantor, such Servicer fails to deposit all Income into the Repo Collection Account by the Servicer Remittance Date, in accordance with the applicable Servicing Acknowledgement Agreement, including as a result of (A) Seller’s failure to deliver a direction letter to such Servicer to cause such deposits to occur, (B) Seller directing such Servicer not to deposit such Income into the Repo Collection Account or (C) Seller directing such Servicer to deposit such Income into an account other than the Repo Collection Account.

(b) If an Event of Default shall have occurred and be continuing, the following rights and remedies shall be available to Buyer:

(i)

At the option of Buyer, exercised by written notice to Seller (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Insolvency Event with respect to Seller, Guarantor or Pledgor), the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (the date on which such option is exercised or deemed to have been exercised being referred to hereinafter as the “Accelerated Repurchase Date”).

(ii)	If Buyer exercises or is deemed to have exercised the option referred to in Section 14(b)(i) of this Agreement:

(A)	Seller’s obligations hereunder to repurchase all Purchased Assets shall become immediately due and payable on and as of the Accelerated Repurchase Date;

(B)

to the extent permitted by applicable law, the Repurchase Price with respect to each Transaction (determined as of the Accelerated Repurchase Date) shall be increased by the aggregate amount obtained by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the Accelerated Repurchase Date to but excluding the date of payment of the Repurchase Price (as so increased), (x) the Pricing Rate for such Transaction times (y) the Repurchase Price for such Transaction; and

(C)	Custodian shall, upon the request of Buyer, deliver to Buyer all instruments, certificates and other documents then held by Custodian relating to the Purchased Assets.

(iii)

Buyer may, in accordance with Requirements of Law, (A) immediately sell, at a public or private sale in a commercially reasonable manner and at such price or prices as Buyer may reasonably deem satisfactory for any or all Purchased Assets or (B) in its sole discretion exercised in good faith elect, in lieu of selling all or a portion of such Purchased Assets, to give Seller credit for such Purchased Assets in an amount equal to the market value of such Purchased Assets as determined by Buyer consistent with its and its Affiliates’ methods for determining the market value for similar commercial real estate portfolios against the aggregate unpaid Repurchase Price for such Purchased Assets and any other amounts owing by Seller under the Program Documents. The proceeds of any disposition of Purchased Assets effected pursuant to this Section 14(b)(iii) shall be applied in accordance with Section 5(e). If not liquidated sooner, on the second (2nd) anniversary of the occurrence of an Event of Default that is continuing, Buyer shall solicit and accept bids for and sell the Collateral until fully liquidated. For the avoidance of doubt, Buyer may be the purchaser in any sale under this Section 14(b)(iii).

(iv)

The parties acknowledge and agree that (A) the Purchased Assets subject to the Transactions hereunder are not instruments traded in a recognized market, and, in the absence of a generally recognized source for prices or bid or offer quotations for any Purchased Assets, Buyer may establish the source therefor in its sole discretion and (B) all prices, bids and offers shall be determined together with accrued Income (except to the extent contrary to market practice with respect to the relevant Purchased Assets). The parties recognize that it may not be possible to purchase or sell all Purchased Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Assets may not be liquid at such time. In view of the nature of the Purchased Assets, the parties agree that liquidation of a Transaction or the Purchased Assets does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Buyer may elect, in its sole discretion, the time and manner of liquidating any Purchased Assets, and nothing contained herein shall (1) obligate Buyer to liquidate any Purchased Assets on the occurrence and during the continuance of an Event of Default or to liquidate all Purchased Assets in the same manner or on the same Business Day or (2) constitute a waiver of any right or remedy of Buyer under the Program Documents.

(v)

Seller shall be liable to Buyer for (A) the amount of all reasonable expenses, including reasonable and documented external legal fees and expenses, actually incurred by Buyer in connection with or as a consequence of an Event of Default, (B) all reasonable costs incurred in connection with covering transactions of the type described in Section 3(i), and (C) any other actual out-of-pocket loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default.

(vi)

Buyer shall have, in addition to its rights and remedies under the Program Documents, all of the rights and remedies provided by applicable federal, state, foreign, and local laws (including, without limitation, if the Transactions are characterized as secured financings, the rights and remedies of a secured party under the UCC of the State of New York, to the extent that the UCC is applicable, and the right to offset any mutual debt and claim), in equity, and under any of the Program Documents. Without limiting the generality of the foregoing, Buyer shall be entitled to set-off the proceeds of the liquidation of the Purchased Assets against all of Seller’s obligations to Buyer under this Agreement, whether or not such obligations are then due, without prejudice to Buyer’s right to recover any deficiency.

(vii)

Subject to the notice and grace periods set forth herein, Buyer may exercise any or all of the remedies available to Buyer immediately upon the occurrence of an Event of Default and at any time during the continuance thereof. All rights and remedies arising under the Program Documents, as amended from time to time, are cumulative and not exclusive of any other rights or remedies that Buyer may have.

(viii)

Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives any defenses Seller might otherwise have to require Buyer to enforce its rights by judicial process. Seller also waives any defense Seller might otherwise have arising from the use of nonjudicial process, the disposition of any or all Purchased Assets, or any other election of remedies. Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

(ix)

Buyer may, without prior notice to Seller, set off any sum or obligation (whether or not arising under this Agreement, whether matured or unmatured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by Seller to Buyer or any Affiliate of Buyer against any sum or obligation (whether or not arising under this Agreement, whether matured or unmatured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by Buyer or any Affiliate of Buyer to Seller. Buyer will give notice to the other party of any set-off effected under this Section 14(b)(ix). If a sum or obligation is unascertained, Buyer may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained. Nothing in this Section 14(b)(ix) shall be effective to create a charge or other security interest. This Section 14(b)(ix) shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other rights to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).

(x)

Seller shall, within two (2) Business Days following Buyer’s written request, execute and deliver to Buyer such documents, instruments, certificates, assignments and other writings, and do such other acts as Buyer may reasonably request for the purposes of assuring, perfecting and evidencing Buyer’s ownership of the Purchased Assets, including, without limitation: (A) forwarding to Buyer or Buyer’s designee (including, if applicable, Custodian), any payments Seller or any of its Affiliates receives on account of the Purchased Assets, in each case promptly upon receipt thereof; (B) delivering to Buyer or such designee any certificates, instruments, documents, notices or files evidencing or relating to the Purchased Assets that are in Seller’s possession or under its control; and (C) delivering to Buyer underwriting summaries, credit memos, asset summaries, status reports or similar documents relating to the Purchased Assets and in Seller’s possession or under its control.

(xi)

Seller hereby appoints Buyer, solely during the continuance of an Event of Default, as attorney-in-fact of Seller for the purpose of carrying out the provisions of this Agreement and taking any action and executing or endorsing any instruments that Buyer may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest.

15.	SINGLE AGREEMENT

Buyer and Seller acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each of Buyer and Seller agrees (a) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (b) that each of them shall be entitled to set-off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (c) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

16.	CONFIDENTIALITY

All information regarding the terms set forth in any of the Program Documents and/or the Transactions shall be kept confidential and shall not be disclosed by either party to any Person except (a) to the Affiliates of such Party or its or their respective directors, officers, employees, agents, advisors, attorneys, accountants and other representatives who are informed of the confidential nature of such information and instructed to keep it confidential, (b) to the extent requested by any regulatory authority or required by any Requirement of Law, (c) to the extent required to be included in the financial statements of either party or an Affiliate thereof, (d) to the extent required to exercise any rights or remedies under the Program Documents, Purchased Assets, the Purchased Asset Documents or Mortgaged Properties, (e) to the extent required to consummate and administer a Transaction, (f) to any actual or prospective participant or assignee which agrees to comply with this Section 16, (g) to the extent required in connection with any litigation between the parties in connection with any Program Document; provided, that no such disclosure made with respect to any Program Documents shall include a copy of such Program Document to the extent that a summary would suffice, but if it is necessary for a copy of any Program Document to be disclosed, all pricing and other economic terms set forth therein shall be redacted before disclosure to the extent such disclosure can be satisfied by a redacted copy of such Program Document. Notwithstanding anything herein to the contrary, each party (and each employee, representative, or other agent of each party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. For this purpose, tax treatment and tax structure shall not include (i) the identity of any existing or future party (or any Affiliate of such party) to this Agreement, (ii) any specific pricing information or other commercial terms, including the amount of any fees, expenses, rates or payments arising in connection with the transactions contemplated by this Agreement or (iii) any other non-public business or financial information unrelated to such tax treatment or tax structure. Notwithstanding anything herein to the contrary, Buyer may issue news releases or publish any “tombstone” advertisements or any other announcements relating to this facility and the Transactions thereunder, including the facility amount and that it is a warehouse repurchase facility (but no particular terms thereof), in newspapers, trade journals or other media (collectively, “Trade Announcements”). Seller shall not issue any Trade Announcement or disclose the name of Buyer except (A) disclosures required by applicable law, regulation, legal process or the rules of the Securities and Exchange Commission or (B) with the prior approval of Buyer.

17.	NOTICES AND OTHER COMMUNICATIONS

All notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) hand delivery, with proof of attempted delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (d) by email with confirmation of delivery provided that such emailed notice must also be delivered by one of the means set forth in (a), (b) or (c) above, to the address specified in Annex I hereto or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 17. A notice shall be deemed to have been given: (w) in the case of hand delivery, at the time of delivery, (x) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day, (y) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day, or (z) in the case of email, upon receipt of confirmation of delivery; provided that such emailed notice was also delivered as required in this Section 17. A party receiving a notice that does not comply with the technical requirements for notice under this Section 17 may elect to waive any deficiencies and treat the notice as having been properly given.

18.	ENTIRE AGREEMENT; SEVERABILITY

This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

19.	SUCCESSORS AND ASSIGNS/VOTING AND CONTROL RIGHTS

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that Seller may not assign or otherwise transfer any of its rights or obligations under this Agreement or the other Program Documents and under any Transaction without the prior written consent of Buyer.

(b) (i) Buyer may at any time grant to one or more banks, or other financial institutions (each, a “Participant”) participating interests in the Program Documents and/or any or all of the Transactions. In the event of any such grant by Buyer of a participation interest to a Participant, Buyer shall remain responsible for the performance of its obligations hereunder, and Seller shall continue to deal solely and directly with Buyer in connection with Buyer’s rights and obligations under this Agreement. Any agreement pursuant to which Buyer may grant such a participation interest shall provide that Buyer shall retain the sole right and responsibility to enforce the obligations of Seller hereunder and to approve any amendment, modification or waiver of any provision of this Agreement. An assignment or other transfer that is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this Section 19(b).

(ii)

In the event that Buyer grants participations in the Program Documents or any or all of the Transactions hereunder, Buyer shall, acting solely for this purpose as a non-fiduciary agent of Seller, maintain a register at an office located in the United States of America on which it enters the names and addresses of each Participant and each such Participant’s interest in the Program Documents and/or Transactions held by it and the Purchase Price (and Price Differential with respect thereto) of the portion thereof that is the subject of the participation (the “Participant Register”). Any Program

Document or any Transaction may be participated in whole or in part only by registration of such participation on the Participant Register. Any participation of the Program Documents or Transactions may be effected only by the registration of such participation on the Participant Register. Buyer shall have no obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in the Program Documents or the Transactions) to any Person except to the extent that such disclosure is necessary to establish that the Program Documents or the Transactions are in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and Buyer and Seller shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of the Program Documents notwithstanding any notice to the contrary. Seller agrees that each Participant shall be entitled to the benefits of Section 29 hereof (subject to the requirements and limitations therein, including the requirements under Section 29(e) (it being understood that the documentation required under Section 29(e) shall be delivered to the participating Buyer)) to the same extent as if it were a Buyer or Assignee and had acquired its interest by assignment pursuant to paragraph (c) of this Section 19; provided that such Participant shall not be entitled to receive any greater payment under Section 29, with respect to any participation, than Buyer would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in an applicable Requirement of Law that occurs after the Participant acquired the applicable participation.

(c) Buyer may at any time assign to one or more Eligible Assignees (each, an “Assignee”) all or any portion of its rights and obligations under this Agreement, the Transactions and the other Program Documents with five (5) days’ written notice to Seller, and such Assignee shall assume such rights and obligations, pursuant to an assignment and assumption agreement executed by such Assignee and Buyer.

Upon execution and delivery of such instrument and payment by such Assignee to such Buyer of an amount equal to the purchase price agreed between such Buyer and such Assignee, such Assignee shall be a party to this Agreement and shall have all the rights, protections and obligations of Buyer, and Buyer shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required; provided that no such assignment shall relieve Buyer’s obligation to credit or pay Income to, or apply Income to the Repurchase Obligations of, Seller pursuant to Section 5.

(d) Notwithstanding anything to the contrary in this Agreement or any other Program Document, Buyer may at any time assign all or any portion of its rights under this Agreement to a Federal Reserve Bank. No such assignment shall release Buyer from its obligations hereunder.

(e) No Assignee shall be entitled to receive any greater payment under any provision hereof than Buyer would have been entitled to receive with respect to the rights transferred, unless such entitlement to receive a greater payment results from a change in law that occurs after the time of the transfer.

(f) Buyer, acting solely for this purpose as a non-fiduciary agent of Seller, shall maintain at one of its offices located in the United States of America, a copy of each assignment and a register for the recordation of the names and addresses of the Assignees and the amount of each Assignee’s interest in the Program Documents and/or Transactions held by it and the principal amount or Purchase Price (and stated interest or Price Differential thereon or with respect thereto) of the portion thereof that is the subject of the assignment (the “Register”). Any assignment of the Program Documents or Transactions may be effected only by the registration of such assignment on the Register. The entries in the Register shall be conclusive absent manifest error, and Buyer and Seller shall treat each Person whose name is recorded in the Register as the owner of such assignment for all purposes of the Program Documents notwithstanding any notice to the contrary.

20.	GOVERNING LAW

This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York, without giving effect to any laws, rules or provisions of the State of New York that would cause the application of the laws, rules or provisions of any jurisdiction other than the State of New York.

21.	NO WAIVERS, ETC.

No express or implied waiver of any Event of Default by Buyer shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by Buyer shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto and accompanied by a duly executed and delivered reaffirmation by Guarantor of the Guaranty.

22.	INTENT

(a) The parties intend: (i) that this Agreement and each Transaction hereunder constitutes a “securities contract” as that term is defined in Section 741(7) of the Bankruptcy Code and a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code, (ii) that the grant of a security interest set forth in Section 6 to secure the rights of Buyer hereunder also constitutes a “securities contract” as contemplated by Section 741(7)(A)(xi) of the Bankruptcy Code, (iii) for the grant of each security interest/pledge of collateral in the Pledge Agreement to also be a “securities contract” as defined in Section 741(7)(A)(xi) of the Bankruptcy Code, (iv) that the guarantee provided in the Guaranty constitutes “a security agreement or other arrangement or other credit enhancement” that is “related to” this Agreement and Transactions hereunder within the meaning of Section 741(7)(A)(xi) of the Bankruptcy Code and therefore, also to be a “securities contract” as defined in Section 741(7)(A)(xi) of the Bankruptcy Code, (v) Buyer (for so long as Buyer and any successor thereto is a “financial institution”, “financial participant” or other entity listed in section 555 or Section 362(b)(6) of the Bankruptcy Code) will be entitled to the “safe harbor” benefits and protections afforded under the Bankruptcy Code with respect to a “securities contract”, including the rights set forth in Section 14 of this Agreement and Sections 555 and 561 of the Bankruptcy Code to liquidate the Purchased Assets and terminate this Agreement during an Event of Default, (vi) Buyer’s right to accelerate or terminate this Agreement or to liquidate Purchased Assets delivered to it in connection with any Transaction hereunder or to exercise any other remedies pursuant to Section 14 hereof is a contractual right to liquidate such Transaction as described in Sections 555 and 561 of the Bankruptcy Code, (vii) Buyer’s right to set-off mutual claims and appropriate and apply any and all deposits of money or property or any other indebtedness at any time held or owing by Buyer to or for the credit of the account of Seller or of any Affiliate against and on account of the obligations and liabilities of Seller pursuant to Section 14(b)(ix) hereof is a contractual right as described in Bankruptcy Code Sections 553 and 561 and (viii) any payment or transfer of property made with respect to this Agreement shall be considered unavoidable “margin payment” or “settlement payment” as such terms are used in Section 546(e) and defined Sections 741(5) and (8) of the Bankruptcy Code. Each party hereto hereby further agrees that it shall not challenge the characterization of this Agreement, each Transaction hereunder, the pledge set forth in Section 6 herein, the Pledge Agreement and the Guaranty as a “securities contract” and/or “master netting agreement” within the meaning of the Bankruptcy Code.

(b) The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(c) It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

(d) In light of the intent set forth above in this Section 22, Seller agrees that, from time to time upon the written request of Buyer, Seller will execute and deliver any supplements, modifications, addendums or other documents as may be necessary or desirable, in Buyer’s sole discretion, in order to cause this Agreement and the Transactions contemplated hereby to qualify for, comply with the provisions of, or otherwise satisfy, maintain or preserve the criteria for safe harbor treatment under the Bankruptcy Code for “securities contracts” and “master netting agreements”; provided, however, that Buyer’s failure to request, or Buyer’s or Seller’s failure to execute, such supplements, modifications, addenda or other documents does not in any way alter or otherwise change the intention of the parties hereto that this Agreement and the Transactions hereunder constitute “securities contracts” and/or a “master netting agreement” as such terms are defined in the Bankruptcy Code.

(e) The parties agree and acknowledge that (i) the security interests granted to Buyer in this Agreement and the Pledge Agreement are each granted to Buyer to induce Buyer to enter into this Agreement and (ii) such security interests and each Guaranty relate to the Transactions as part of an integrated, simultaneously-closing suite of secured financial contracts.

(f) Each party further agrees that this Agreement and each Transaction hereunder is intended to create a mutuality of obligations among the parties, and as such, the Agreement and each Transaction constitutes a contract that (i) is between all of the parties and (ii) places each party in the same right and capacity.

23.	DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS

The parties acknowledge that they have been advised that:

(a) in the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Securities Exchange Act of 1934 (“1934 Act”), the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to any Transaction hereunder;

(b) in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder; and

(c) in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

24.	CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

(a) Each party irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any United States federal or New York State court sitting in Manhattan, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement and (ii) waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile.

(b) To the extent that either party has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such party hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement.

(c) The parties hereby irrevocably consent to the service of any summons and complaint and any other process by the mailing of copies of such process to them at their respective addresses specified herein. The parties hereby agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section 24 shall affect the right of Buyer to serve legal process in any other manner permitted by law or affect the right of Buyer to bring any action or proceeding against Seller or its property in the courts of other jurisdictions.

(d) EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER PROGRAM DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

25.	NO RELIANCE

Each of Buyer and Seller hereby acknowledges, represents and warrants to the other that, in connection with the negotiation of, the entering into and the performance under the Program Documents and each Transaction thereunder:

(a) It is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the other party to the Program Documents, other than the representations expressly set forth in the Program Documents;

(b) It has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed necessary, and it has made its own investment, hedging and trading decisions (including decisions regarding the suitability of any Transaction) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the other party;

(c) It is a sophisticated and informed Person that has a full understanding of all the terms, conditions and risks (economic and otherwise) of the Program Documents and each Transaction thereunder and is capable of assuming and willing to assume (financially and otherwise) those risks;

(d) It is entering into the Program Documents and each Transaction thereunder for the purposes of managing its borrowings or investments or hedging its underlying assets or liabilities and not for purposes of speculation; and

(e) It is not acting as a fiduciary or financial, investment or commodity trading advisor for the other party and has not given the other party (directly or indirectly through any other Person) any assurance, guaranty or representation whatsoever as to the merits (either legal, regulatory, tax, business, investment, financial accounting or otherwise) of the Program Documents or any Transaction thereunder.

26.	INDEMNITY

Seller hereby agrees to indemnify Buyer, Buyer’s Affiliates and each of its officers, directors, employees and agents (“Indemnified Parties”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, fees, reasonable and documented out-of-pocket costs and expenses (including, without limitation, reasonable and documented out-of-pocket attorneys’ fees and disbursements) or disbursements (all of the foregoing, collectively “Indemnified Amounts”) that may at any time (including, without limitation, such time as this Agreement shall no longer be in effect and the Transactions shall have been repaid in full) be imposed on or asserted against any Indemnified Party in any way whatsoever arising out of or in connection with, or relating to, this Agreement or any Transactions hereunder or any action taken or omitted to be taken by any Indemnified Party under or in connection with any of the foregoing; provided, that Seller shall not be liable for Indemnified Amounts resulting from the gross negligence, willful misconduct or bad faith of any Indemnified Party; and provided further, that the term Indemnified Amounts shall not include any amounts in respect of special, indirect, consequential, or punitive damages, unless and to the extent that any Indemnified Party becomes liable to any third party for any such special, indirect, consequential, or punitive damages. Without limiting the generality of the foregoing, Seller agrees to hold Buyer harmless from and indemnify Buyer against all Indemnified Amounts with respect to all Purchased Assets relating to or arising out of any violation or alleged violation of any Environmental Law unless resulting solely from Buyer’s gross negligence, willful misconduct, bad faith or fraud. In any suit, proceeding or action brought by Buyer in connection with any Purchased Asset for any sum owing thereunder, or to enforce any provisions of any Purchased Asset, Seller will save, indemnify and hold Buyer harmless from and against all expenses (including, without limitation, reasonable and documented out-of-pocket attorneys’ fees), damage suffered by any Indemnified Party by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from Seller. Seller agrees to reimburse Buyer within ten (10) Business Days of when billed by Buyer for all of Buyer’s reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or the preservation of Buyer’s rights under this Agreement or any Transaction contemplated hereby, including, without limitation, the reasonable and documented out-of-pocket fees and disbursements of its counsel. This Section 26 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

27.	DUE DILIGENCE

Seller acknowledges that, at reasonable times and upon reasonable notice, Buyer has the right to perform continuing due diligence reviews with respect to the Purchased Assets, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and Seller agrees that upon reasonable prior notice to Seller, Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect and make copies and extracts of the Purchased Asset Files, Servicing Records and any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession or under the control of any Originator, Seller, any Servicer or subservicer and/or Custodian. Seller also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Purchased Asset Files and the Purchased Assets. Without limiting the generality of the foregoing, Seller acknowledges that Buyer may enter into Transactions with Seller based solely upon the information provided by Seller to Buyer and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all Purchased Assets. Buyer may underwrite such Purchased Assets itself or engage a third-party underwriter to perform such underwriting. Seller agrees to cooperate with Buyer and any third-party underwriter in connection with such underwriting, including, but not limited to, providing Buyer and any third-party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession, or under the control, of Seller or any Originator. Seller shall reimburse Buyer for all due diligence costs relating to Buyer’s review of any Purchased Asset (including, without limitation, legal costs, custodial fees and third-party due diligence costs and fees). Seller shall pay for all of Buyer’s costs and expenses incurred in connection with on-site diligence visits. Seller shall be obligated to pay the costs for Appraisals required under Section 12(h)(iv), otherwise such costs shall be paid by Buyer. Seller agrees to cooperate with Buyer and any Independent Appraiser or Real Estate Broker, as applicable, in connection with obtaining Appraisals and BPOs, which for the avoidance of doubt Buyer may order at any time while the related Purchased Asset is subject to a Transaction hereunder. Seller agrees to pay all of Buyer’s costs and expenses incurred in connection with any Future Funding request.

28.	SERVICING

(a) Seller and Buyer agree that all Servicing Rights with respect to the Purchased Assets are being transferred hereunder to Buyer on the applicable Purchase Date and such Servicing Rights shall be transferred by Buyer to Seller upon Seller’s payment of the Repurchase Price for the Purchased Assets, and any servicing provisions of this Agreement or any other Program Document constitute (i) “related terms” under this Agreement within the meaning of Section 101(47)(A)(i) of the Bankruptcy Code and/or (ii) a security agreement or other arrangement or other credit enhancement related to the Program Documents. Notwithstanding the transfer of Servicing Rights to Buyer, Buyer hereby agrees that each Servicer may continue to service the Purchased Assets (excluding the Servicing Rights) for the benefit of Buyer and, if Buyer shall exercise its rights to pledge or hypothecate the Purchased Assets prior to the Repurchase Date pursuant to Section 8 hereof, Buyer’s assigns; provided, however, that such Servicer shall have entered into a Servicing Agreement or Servicing Acknowledgement Agreement satisfactory to Buyer acknowledging Buyer’s interest in the related Purchased Assets and its rights to sell such Purchased Assets on a servicing-released basis and to terminate the term of such Servicer with respect to any Purchased Assets sold by Buyer upon the occurrence and during the continuance of an Event of Default. Seller shall cause the Purchased Assets to be serviced in accordance with Accepted Servicing Practices.

(b) Seller agrees that Buyer is the owner of all servicing records, including but not limited to the Servicing Agreement and any and all other servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of Purchased Assets (collectively, the “Servicing Records”) so long as the Purchased Assets are subject to this Agreement. Seller covenants to safeguard such Servicing Records (if any are in Seller’s possession) and to deliver them promptly to Buyer or its designee (including Custodian) at Buyer’s request.

(c) Upon the occurrence and during the continuance of an Event of Default, Buyer may, in its sole discretion, (i) sell its rights to the Purchased Assets on a servicing-released basis and/or (ii) terminate any Servicer or any sub-servicer of the Purchased Assets with or without cause, in each case, without payment of any termination fee. Seller shall use commercially reasonable efforts to cause each Servicer to cooperate with Buyer in effecting such termination and transferring all authority to service such Purchased Asset to the successor servicer, including requiring such Servicer to (i) promptly transfer all data in its possession relating to the Purchased Assets to the successor servicer in such electronic format as the successor servicer may reasonably request, (ii) promptly transfer to the successor servicer, Buyer or Buyer’s designee, the Purchased Asset File and all other files, records, correspondence and documents in its possession relating to the Purchased Assets and (iii) use commercially reasonable efforts to cooperate and coordinate with the successor servicer and/or Buyer to comply with any legal or regulatory requirement associated with the transfer of the servicing of the applicable Purchased Assets. Seller agrees that if Seller or any Servicer fails to cooperate with Buyer or any successor servicer in effecting the termination of such Servicer as servicer of any Purchased Asset or the transfer of all authority to service such Purchased Asset to such successor servicer in accordance with the terms hereof and the Servicing Agreement, Buyer will be irreparably harmed and entitled to injunctive relief.

(d) Seller shall not employ any Servicer rated below “above average” by S&P, unless such Servicer is otherwise approved by Buyer, in its sole and absolute discretion, to service the Purchased Assets (excluding the Servicing Rights); provided, however, that, notwithstanding the foregoing, Buyer hereby approves MONTICELLOAM Servicing, LLC, as Servicer for all purposes hereunder irrespective of its rating by S&P or any other rating agency. Seller shall irrevocably assign to Buyer all of its rights, title and interest under the Servicing Agreement as a condition of allowing the Purchased Assets (excluding the Servicing Rights) to be serviced by a Servicer thereunder and shall cause such Servicer engaged by Seller to execute a Servicing Agreement or Servicing Acknowledgement Agreement with Buyer acknowledging Buyer’s security interest, agreeing that it shall deposit all Income (other than Servicer Income) and any other sums required to be remitted to the holder of the Purchased Assets under the related Purchased Asset Documents to Account Bank for deposit in the Repo Collection Account as set forth in Section 5 hereof or as otherwise directed in a written notice signed by Buyer for so long as such Purchased Asset is subject to this Agreement, and acknowledging Buyer’s rights to terminate servicing as otherwise set forth in this Section 28.

(e) If any Servicer is an Affiliate of Seller, Guarantor, Pledgor or any Affiliated Originator, the payment of servicing fees shall be subordinate to payment of amounts outstanding under any Transaction and this Agreement.

29.	TAXES

(a) Any and all payments by or on account of any obligation of the Seller Parties under any Program Document shall be made without deduction or withholding for any Tax, except as required by an applicable Requirement of Law. If any applicable Requirement of Law requires the deduction or withholding of any Tax from any such payment, then Seller shall make (or cause to be made) such deduction or withholding and shall timely pay (or cause to be timely paid) the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Requirement of Law and, if such Tax is an Indemnified Tax, then the sum payable shall be increased by Seller as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 29) Buyer or Assignee, as applicable, receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Seller shall timely pay to the relevant Governmental Authority in accordance with any applicable Requirement of Law, or at the option of Buyer or Assignee, as applicable, timely reimburse it for the payment of, any Other Taxes.

(c) Seller shall indemnify Buyer and each Assignee, within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 29) paid by such Buyer or Assignee or required to be withheld or deducted from a payment to such Buyer or Assignee, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Seller by Buyer or Assignee, as applicable, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Taxes by Seller to a Governmental Authority pursuant to this Section 29, Seller shall deliver to Buyer or Assignee, as applicable, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to such Buyer or Assignee.

(e) (i) If Buyer or an Assignee is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Program Document, such Buyer or Assignee shall deliver to Seller, at the time or times reasonably requested by Seller, such properly completed and executed documentation reasonably requested by Seller as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Buyer and each Assignee shall deliver such other documentation prescribed by applicable law or reasonably requested by Seller as will enable Seller to determine whether or not such Buyer or Assignee is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 29(e)(ii)(A), Section 29(e)(ii)(B) and Section 29(e)(ii)(D) below) shall not be required if in Buyer’s or Assignee’s reasonable judgment such completion, execution or submission would subject such Buyer or Assignee to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Buyer or Assignee.

(ii)	Without limiting the generality of the foregoing,

(A)

if Buyer or Assignee is a U.S. Buyer, it shall deliver to Seller on or prior to the date on which such Buyer or Assignee becomes a Party under this Agreement (and from time to time thereafter upon the reasonable request of Seller), executed copies of IRS Form W-9 certifying that such Buyer or Assignee is exempt from U.S. federal backup withholding tax;

(B)

if Buyer or Assignee is a Foreign Buyer, it shall, to the extent it is legally entitled to do so, deliver to Seller (in such number of copies as shall be requested by Seller) on or prior to the date on which such Buyer or Assignee becomes a Party under this Agreement (and from time to time thereafter upon the reasonable request of Seller), whichever of the following is applicable:

(I)

in the case of a Foreign Buyer claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Program Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Program Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)	executed copies of IRS Form W-8ECI;

(III)

in the case of a Foreign Buyer claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Buyer is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Seller within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to Seller as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(IV)

to the extent a Foreign Buyer is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Buyer is a partnership and one or more direct or indirect partners of such Foreign Buyer are claiming the portfolio interest exemption, such Foreign Buyer may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(C)

if Buyer or Assignee is a Foreign Buyer, it shall, to the extent it is legally entitled to do so, deliver to Seller (in such number of copies as shall be requested by Seller) on or prior to the date on which such Buyer or Assignee becomes a Party under this Agreement (and from time to time thereafter upon the reasonable request of Seller), executed copies of any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit Seller to determine the withholding or deduction required to be made; and

(D)

if a payment made to Buyer or Assignee under any Program Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Buyer or Assignee were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), then such Buyer or Assignee shall deliver to Seller at the time or times prescribed by law and at such time or times reasonably requested by Seller such documentation prescribed by Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Seller as may be necessary for Seller to comply with its obligations under FATCA and to determine that such Buyer or Assignee has complied with Buyer’s or Assignee’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(iii)

Buyer and each Assignee agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Seller in writing of its legal inability to do so.

(f) If any Party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 29 (including by the payment of additional amounts pursuant to this Section 29), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 29 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 29(f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 29(f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 29(f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 29(f) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g) Survival. Each party’s obligations under this Section 29 shall survive any assignment of rights by, or the replacement of, Buyer or an Assignee, and the repayment, satisfaction or discharge of all obligations under any Program Document.

30.	U.S. TAX TREATMENT

Notwithstanding anything to the contrary in the Program Documents, it is the intention of the parties hereto that, for U.S. federal, state and local income and franchise tax purposes, (a) the Transactions constitute and will be treated as indebtedness that is secured by the Purchased Assets which does not give rise to or result in treatment of all or any portion of Seller or any Transaction as a taxable mortgage pool (as defined in Section 7701(i) of the Code) and (b) Seller will be treated as the beneficial owner of the Purchased Assets in the absence of a default that has occurred and is continuing and the exercise of remedies. Seller and Buyer (and each Assignee) agree to treat and report the Transactions and Seller as described in the preceding sentence on and in any and all filings with any U.S. federal, state or local taxing authority, unless prohibited by applicable law as evidenced by a definitive change in applicable statutes, regulations, binding administrative rulings by the IRS or judicial authority.

31.	ACKNOWLEDGEMENT AND CONSENT TO BAIL-IN OF AFFECTED FINANCIAL INSTITUTIONS

Notwithstanding anything to the contrary in this Agreement or in any of the other Program Documents, Seller acknowledges that any liability of any EEA Financial Institution or any UK Financial Institution, including without limitation Buyer or any of its successors or assigns, arising under this Agreement or under any of the other Program Documents, except to the extent such liability is excluded under the Bail-In Legislation from the scope of any Bail-In Action, may be subject to the Write-Down and Conversion Powers of an applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an applicable Resolution Authority to any such liabilities arising under this Agreement or under any of the other Program Documents which may be payable to it by any party hereto that is an EEA Financial Institution or a UK Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i)	a reduction in full or in part or cancellation of any such liability including without limitation a reduction in any accrued or unpaid interest in respect of such liability;

(ii)

a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution or such UK Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or under any of the other Program Document; or

(iii)	the variation of the terms of this Agreement or under any of the other Program Documents to give effect to the exercise of the Write-Down and Conversion Powers of any applicable Resolution Authority.

32.	RECOGNITION OF THE U.S. SPECIAL RESOLUTION REGIMES

(a) In the event that Buyer becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from Buyer of this Agreement and/or the other Program Documents, and any interest and obligation in or under this Agreement and/or the other Program Documents, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement and/or the other Program Documents, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b) In the event that Buyer or a BHC Act Affiliate of Buyer becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement and/or the other Program Documents that may be exercised against Buyer are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement and/or the other Program Documents were governed by the laws of the United States or a state of the United States.

33.	MISCELLANEOUS

(a) All rights, remedies and powers of Buyer hereunder and in connection herewith are irrevocable and cumulative, and not alternative or exclusive, and shall be in addition to all other rights, remedies and powers of Buyer whether under law, equity or agreement. In addition to the rights and remedies granted to it in this Agreement, to the extent applicable, Buyer shall have all rights and remedies of a secured party under the UCC.

(b) The Program Documents may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to any Program Document in Portable Document Format (PDF) or by facsimile shall be effective as delivery of a manually executed original counterpart of such Program Document. The parties agree that this Agreement, any addendum or amendment hereto or any other document necessary for the consummation of the transactions contemplated by this Agreement may be accepted, executed or agreed to through the use of an electronic signature in accordance with the E-Sign, the Uniform Electronic Transactions Act and any applicable state law. Any document accepted, executed or agreed to in conformity with such laws will be binding on all parties hereto to the same extent as if it were physically executed and each party hereby consents to the use of any secure third-party electronic signature capture service providers with appropriate document access tracking, electronic signature tracking and document retention as may be approved by Buyer in its sole discretion.

(c) The headings in the Program Documents are for convenience of reference only and shall not affect the interpretation or construction of the Program Documents.

(d) Without limiting the rights and remedies of Buyer under the Program Documents, Seller shall pay Buyer’s reasonable and documented actual out-of-pocket costs and expenses, including reasonable and documented fees and expenses of accountants, attorneys and advisors, incurred in connection with the preparation, negotiation, execution and consummation of and any amendment, supplement or modification to, the Program Documents and the Transactions thereunder. Seller agrees to pay Buyer on demand all reasonable and documented costs and expenses (including reasonable and documented expenses for legal services of every kind) of any subsequent enforcement of any of the provisions hereof, or of the performance by Buyer of any obligations of Seller in respect of the Purchased Assets, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of the Collateral and for the custody, care or preservation of the Collateral (including reasonable and documented insurance costs) and defending or asserting rights and claims of Buyer in respect thereof, by litigation or otherwise. In addition, Seller agrees to pay Buyer on demand all reasonable costs and expenses (including reasonable expenses for legal services) incurred in connection with the maintenance of the Repo Collection Account and registering the Collateral in the name of Buyer or its nominee. All such expenses shall be recourse obligations of Seller to Buyer under this Agreement.

(e) Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or be invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(f) Seller hereby covenants to file all UCC financing statements required by Buyer in order to perfect its security interest created hereby in such rights and obligations granted above, it being agreed that Seller shall pay any and all fees required to file such financing statements.

(g) This Agreement, the Fee Letter and each Confirmation contains a final and complete integration of all prior expressions by the parties with respect to the subject matter hereof and thereof and shall constitute the entire agreement among the parties with respect to such subject matter, superseding all prior oral or written understandings.

(h) The parties understand that this Agreement is a legally binding agreement that may affect such party’s rights. Each party represents to the other that it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement and that it is satisfied with its legal counsel and the advice received from it.

(i) Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.

(j) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as amended, supplemented, modified and/or restated from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Program Document) and shall include all exhibits, schedules and other attachments thereto, (ii) any reference herein to any Person shall be construed to include such Person’s heirs, personal representatives, successors, trustees, receivers, and permitted assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Program Document, shall be construed to refer to such Program Document in its entirety and not to any particular provision thereof, (iv) all references in a Program Document to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, the Program Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vii) unless otherwise indicated, all references to money (including the symbol “$”) are to lawful currency of the United States.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day first written above.

SELLER:

BLKM I, LLC, a Delaware Limited Liability Company

By:	/s/ Marc Fox
Name: Marc Fox
Title: Treasurer

BUYER:

NATIXIS, NEW YORK BRANCH

By:	/s/ Jonathan Rechner
Name: Jonathan Rechner
Title: Executive Director

By:	/s/ Michele Biancolin
Name: Michele Biancolin
Title: Director